Exhibit 4.12

Execution Version

28 MAY 2012

INTEGRAL INVESTMENTS B.V.

BG GAS SÃO PAULO INVESTMENTS B.V.

BG ENERGY HOLDINGS LIMITED

PROVENCE PARTICIPAÇÕES S.A.

-and-

COSAN S.A. INDÚSTRIA E COMÉRCIO

______________________________________________________________

AGREEMENT

for the sale and purchase of
shares in Comgás

______________________________________________________________

Freshfields Bruckhaus Deringer

Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS

SCHEDULE 1.	DETAILS OF COMGÁS	26
SCHEDULE 2.	INTEGRAL WARRANTIES, BG WARRANTIES AND BG GUARANTOR WARRANTIES	27
PART A:	PART A: INTEGRAL WARRANTIES	27
PART B:	PART B: BG WARRANTIES	38
PART C:	PART C: BG GUARANTOR WARRANTIES
SCHEDULE 3.	LIMITATIONS ON LIABILITY	40

SCHEDULE 4.	PURCHASER WARRANTIES AND PURCHASER GUARANTOR WARRANTIES	44
PART A:	PURCHASER WARRANTIES	44
PART B:	PURCHASER GUARANTOR WARRANTIES	45
SCHEDULE 5.	CLOSING ARRANGEMENTS	46
PART A:	BG OBLIGATIONS	46
PART B:	PURCHASER OBLIGATIONS	47
PART B:	GENERAL	47
SCHEDULE 6.	RESTRICTED ACTIONS	49
SCHEDULE 7.	DEFINITIONS AND INTERPRETATION	51

AGREED FORM DOCUMENTS REFERRED TO IN THIS AGREEMENT

Description	Clause/Schedule

ARSESP submission	Clause 6.10

Antitrust Filing	Clause 4.1

Proposed resolutions of the Comgás shareholders	Clause 6.10

Announcements	Clause 10

Agreement Terminating the Commercial Services Agreement	Schedule 5

Deed of Adherence to the Concession Agree	Schedule 5

Tax Deed	Schedule 5

Letter of resignation from BG appointed Comgás director Schedule	Schedule 5

Data Room Index	Schedule 7

AGREEMENT

  dated 28 May 2012

PARTIES

1.
INTEGRAL INVESTMENTS B.V., a limited liability company incorporated under the laws of The Netherlands, registered with the Commercial Register of the Dutch Chamber of Commerce with registered number 24295655, having its official seat in Rotterdam, The Netherlands and its place of business at Wilhelminaplein 14, 3072 DE Rotterdam, The Netherlands (the Seller);

2.
BG GAS SÃO PAULO INVESTMENTS B.V., a limited liability company incorporated under the laws of The Netherlands, registered with the Commercial Register of the Dutch Chamber of Commerce with registered number 24301034, having its official seat in Rotterdam, The Netherlands and its place of business at Wilhelminaplein 14, 3072 DE Rotterdam, The Netherlands (BG);

3.
BG ENERGY HOLDINGS LIMITED, a limited liability company incorporated under the laws of England with registered number 03763515, having its registered address at 100 Thames Valley Park Drive, Reading, Berkshire, RG6 1PT, United Kingdom (the BG Guarantor);

4.
PROVENCE PARTICIPAÇÕES S.A., a sociedade anônima incorporated under the laws of Brazil, registered with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under no. 12.623.886/0001-09, having its place of business at Avenida Presidente Juscelino Kubitschek, 1327, 4° andar, sala 16, CEP 04543-011, Sao Paulo, SP, Brazil (the Purchaser); and

5.
COSAN S.A. INDÚSTRIA E COMÉRCIO, a sociedade anônima incorporated under the laws of Brazil, registered with Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under no. 50.746.577/0001-15, having its place of business at Avenida Presidente Juscelino Kubitschek, 1327, 4° andar, sala 01, CEP 04543-011, Sao Paulo, SP, Brazil (the Purchaser Guarantor),

Together the parties and each a party).

RECITALS

(A)	The Seller is jointly owned at the date of this Agreement by BG and Shell.

(B)	The Seller and BG propose respectively to sell, and the Purchaser proposes to buy, the Shares and BG Shares on the terms of this Agreement.

(C)
On 2 May 2012, BG and the Purchaser Guarantor entered into a conditional memorandum of understanding in respect of the Proposed Transaction (the MOU) and the conditions set out in clause 2.1 of the MOU have now been satisfied.

(D)	Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 7.

IT IS AGREED:

1.           Sale and Purchase

1.1
The Seller shall sell (and BG shall procure that the Seller shall sell) with Full Title Guarantee and free from any Third Party Rights, and the Purchaser shall purchase, the Shares with effect from Closing with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing. The sale and purchase of the Shares shall be on the terms set out in this Agreement.

1.2
BG shall sell with Full Title Guarantee and free from any Third Party Rights, and the Purchaser shall purchase, the BG Shares with effect from Closing with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the BG Shares after Closing. The sale and purchase of the BG Shares shall be on the terms set out in this Agreement. The price for the BG Shares shall be R$2,362.50. The provisions of clauses 2.3 and 2.4 shall apply to the sale and purchase of the BG Shares, mutatis mutandis.

1.3
Conditional upon and with effect from Closing BG hereby irrevocably and unconditionally waives all rights over, or in relation to, any and all of the Shares (including all rights of pre-emption, tag-along rights and other restrictions on the transfer of the Shares) which may have been conferred under the Integral Shareholders’ Agreement, the Comgás Shareholders' Agreement, the Comgás Articles or otherwise, whether arising, before or after Closing.

1.4
Conditional upon and with effect from Closing, BG hereby irrevocably and unconditionally waives, and will procure that its Affiliates shall irrevocably and unconditionally waive, any rights and claims (current, future, actual or contingent) it may have against Comgás under or in connection with the Comgás Shareholders’ Agreement or the Comgás Articles or otherwise.

2.           Price

2.1	The price for the Shares (the Price) shall be:

(a)	the Initial Price; plus

(b)	the Shareholder Proportion of any Capital Contribution Amounts; less

(c)	the Shareholder Proportion of any Dividend Amounts.

2.2	Without prejudice to clause 6.1, BG shall notify the Purchaser in writing at least 5 Business Days prior to Closing of the Capital Contribution Amounts and the Dividend Amounts.

2.3
At Closing, subject to clause 2.4 the Purchaser shall pay the Seller (to such bank account as the Seller may nominate for the purpose at least 5 Business Days prior to Closing) a sum in US dollars equal to the Price divided by the PT AX Ask Rate published by BACEN on the second Business Day prior to the Closing Date (the Dollar Price Equivalent) and BG and the Seller acknowledge that such a payment shall fully discharge and satisfy the Purchaser's obligation to pay the Price on Closing.

2.4
The parties acknowledge that withholding is required under Brazilian law to be made on account of Brazilian tax in respect of the Seller's capital gain arising on disposal of the Shares, and in relation to such, withholding the parties agree as follows:

(a)
the total amount required to be withheld from payment of the Price shall be calculated by BG as 15 per cent. of the capital gain arising to the Seller on disposal of the Shares by reference to the excess of the Price over the acquisition cost in respect of the Shares that is registered with the Brazilian Central Bank;

(b)
BG shall notify the Purchaser in writing immediately prior to Closing of the amount calculated in accordance with clause 2.4(a) above in Brazilian Reais that is required to be withheld from payment of the Price at Closing;

(c)
the Purchaser shall withhold from payment of the Price at Closing the amount notified in accordance with clause 2.4(b) above and shall pay such amount withheld to the Federal Revenue of Brazil within the time period prescribed by law; and

(d)
the Purchaser shall as soon as reasonably practicable (and in any event within 20 days) after payment of the Price at Closing provide evidence in a form reasonably satisfactory to the Seller that the amount notified in accordance with clause 2.4(b) has been paid to the Federal Revenue of Brazil.

3.           Conditions to Closing

3.1	Closing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:

(a)
the proposed transfer of the Shares to the Purchaser on the terms of this Agreement and the proposed encumbering by the Purchaser post-Closing of the Shares to a third party bank having been approved in writing by the ARSESP in form and substance satisfactory to the Purchaser (acting reasonably); and

(b)	no Material Adverse Change having arisen or occurred.

The Condition in clause 3.1(a) is referred to as the Purchaser Condition.

Purchaser Condition

3.2
The Purchaser shall, at its own cost, use all reasonable efforts to ensure that the Purchaser Condition is fulfilled as soon as reasonably practicable after the date of this Agreement. The Purchaser shall be responsible for satisfying the Purchaser Condition (including making a submission in the Agreed Form within 15 Business Days after the date of this Agreement). The Purchaser shall for this purpose, subject to clause 3.4:

(a)
promptly provide (subject to reasonable consultation with BG in advance) all information which is reasonably requested or required by the ARSESP and promptly notify BG and the Seller (and provide copies or, in the case of non-written communications, details) of all substantive direct and indirect communications with the ARSESP relating to the satisfaction of the Purchaser Condition (including all submissions, notifications and filings);

(b)
to the extent in each case permitted and reasonably practicable, allow persons nominated by BG or Comgás to attend all substantive meetings and substantive discussions with the ARSESP (or its representatives, advisers or agents) relating to satisfaction of the Purchaser Condition; and

(c)
regularly review with BG (and its advisers) the progress of notifications, filings and discussions with the ARSESP (or its representatives, advisers or agents) and, in particular, promptly disclose to BG (or its advisers) anything of which the Purchaser is aware which will or may prevent the Purchaser Condition from being satisfied in a timely manner (and, in any event, before the Longstop Date).

3.3	Subject to clause 3.4, BG shall at its own cost for the purpose of satisfying the Purchaser Condition:

(a)	use all reasonable efforts, and procure that the Seller uses all reasonable efforts, to cooperate with the Purchaser in satisfying the Purchaser Condition in accordance with clause 3.2; and

(b)
provide, and procure that the Seller and Comgás provide, the ARSESP and the Purchaser with any information, documents and assistance reasonably required for the purpose of making any submissions, notification and filings required to be made to the ARSESP.

3.4
Unless required in order to satisfy the Purchaser Condition or the Antitrust Approval, neither BG nor the Purchaser shall be obliged to disclose to the other or any of its advisers any confidential or financial information subject to confidentiality restrictions regarding the BG Group or the Purchaser Group (as applicable), provided that the party riot disclosing such information acts reasonably in redacting any such confidential or financial information and provides such redacted material to the other party.

General

3.5	The Purchaser Condition may only be waived by the written agreement of BG and the Purchaser. The Condition in clause 3.1(b) may only be waived by the Purchaser.

3.6
BG warrants and undertakes that all actions taken or to be taken in connection with clauses 3 and 4 and the fulfillment of the Conditions by any member of the BG Group (and, up to Closing, the Seller and Comgás) have been and will continue to be in compliance with applicable Anti-Bribery Laws.

3.7
The Purchaser warrants and undertakes that all actions taken or to be taken in connection with clause 3 and 4 and the fulfillment of the Conditions by any member of the Purchaser Group have been and will continue to be in compliance with applicable Anti-Bribery Laws.

3.8
BG and the Purchaser shall each notify the other promptly upon becoming aware that the Purchaser Condition has been fulfilled. The first Business Day on or by which the Purchaser Condition has been fulfilled (or waived in accordance with clause 3.5) is the Unconditional Date.

3.9	If:

(a)	the Unconditional Date has not occurred on or before the Longstop Date, this Agreement (other than the Surviving Provisions) shall automatically terminate; or

(b)	a Material Adverse Change has arisen or occurred at any time prior to Closing, the Purchaser may, by written notice to BG, terminate this Agreement (other than the Surviving Provisions).

Upon any such termination, none of the parties (nor any of their Affiliates) shall have any claim under this Agreement of any nature whatsoever against any other party (or any of their Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

4.    REGULATORY OBLIGATIONS

Antitrust Approval

4.1
BG and the Purchaser shall, as soon as practicable after the date of this Agreement (and in any event within 15 business days in Brazil), jointly submit, the Antitrust Filing to CADE as necessary to obtain antitrust approval for the Proposed Transaction on terms reasonably satisfactory to the Purchaser (acting reasonably) (the Antitrust Approval).

4.2 For this purpose, subject to clause 3.4, the Purchaser shall prepare, BG shall review and BG and the Purchaser shall cooperate to make the appropriate submissions, notifications and filings with CADE and they shall each: (i) provide the other and CADE with any necessary information reasonably required for the purpose of making any submissions, notifications and filings; (ii) keep the other informed of any substantive direct- or indirect communication (whether written or oral) with CADE; (iii) take into account any reasonable comments made by the other; and (iv) regularly review with the other the progress of notifications, filings or discussions.

4.3	Closing shall not be delayed by the failure to have obtained the Antitrust Approval by the Closing Date.

4.4
All third party costs and expenses associated with obtaining the Antitrust Approval shall be borne by the Purchaser save that each party shall bear all the costs of its own legal counsel and other advisers.

Mandatory Tender Offer

4.5
The Purchaser acknowledges that, following Closing, it shall be required to make a mandatory tender offer for certain of the voting shares of Comgás in accordance with the provisions of Section 254A of Brazilian Law 6404/76.

5.   NO LEAKAGE COVENANT

5.1
BG undertakes to the Purchaser that if, during the period from the Locked Box Date until the Closing Date, any Leakage other than Permitted Leakage has occurred or will occur, then BG shall within 5 Business Days of written demand by the Purchaser, pay to the Purchaser an amount in cash (in the same currency as the Leakage) equal to the amount of such Leakage.

5.2	BG shall notify the Purchaser promptly upon becoming aware of any matter, fact or circumstance which is or could reasonably be expected to constitute Leakage.

5.3
Neither BG nor the BG Guarantor shall be liable for any claim for breach of or in respect of this clause 5 unless BG receives written notice of such claim prior to the date that is 9 months after the Closing Date.

6.    PRE-CLOSING UNDERTAKINGS

Conduct of Business

6.1
Subject to clause 6.2, BG shall, and shall procure that its Affiliates and the Seller shall, take all actions within their respective power to procure that, during the period from the date of this Agreement to Closing, Comgás shall continue to carry on business in the normal course in compliance with all applicable Anti-Bribery Laws and material compliance with all other laws and regulations applicable to it and, subject thereto, in substantially the same manner as its business has been carried on before the date of this Agreement, except in each case with the prior written consent of the Purchaser. Without limitation to the generality of the foregoing, BG shall (except in each case with the prior written consent of the Purchaser):

(a)	procure that:

(i)	the Seller continues to act as a non-operational holding company that does not undertake any trading activities; and

(ii)	no matters are undertaken by the Seller that would require a waiver, consent or approval from Shell under the Integral Shareholders' Agreement (save for those disclosed in the Disclosure Letter);

(b)	procure that no Restricted Actions are undertaken by Comgás or approved by the Seller;

(c)
procure that Comgás shall not terminate the employment of any Senior Employee other than for just cause or employ any additional person who would be deemed a Senior Employee or hire any additional person who would become a Senior Employee;

(d)	not, and shall procure that the Seller shall not, dispose of any interest in the Shares or any of them or grant any Third Party Right over the Shares or any of them;

(e)	not dispose of any interest in the BG Shares or any of them or grant any Third Party Right over the BG Shares or any of them;

(f)	not breach the terms of the Comgás Shareholders' Agreement or of the Integral Shareholders' Agreement; and

(g)	not agree to any amendment to the terms of the Comgás Shareholders’ Agreement or of the Integral Shareholders' Agreement.

6.2	Clause 6.1 shall not operate so as to restrict or prevent:

(a)	any matter required to be undertaken to ensure compliance with applicable law;

(b)
the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by Comgás in good faith and in the ordinary course of business prior to the date of this Agreement;

(c) any matter specifically undertaken in order to comply with:

(i)	the provisions, of the Concession Agreement; or

(ii)
applicable law or regulation or required by any stock exchange or Governmental Entity where Comgás or the Seller would be in breach of the applicable law, regulation or requirements of the stock exchange or Governmental Entity if no action was undertaken;

(d)
with the prior written approval of the Purchaser (such approval not to be unreasonably withheld unless it is a matter that requires the Purchaser’s consent under paragraph 1 of Schedule 6), any matter specifically contemplated by the Business and Financing Plan at the applicable time that would otherwise. be outside of the normal course of business;

(e)	any matter reasonably undertaken to ensure the safe operation of Comgás’ business or the health and safety of Comgás’ employees;

(f)
any matter specifically required to be undertaken to comply with the terms of this Agreement or another Transaction Document (excluding, for the avoidance of doubt, any Capital Contribution Amounts, which shall require the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed));

(g)	any matter undertaken at the written request of the Purchaser or with its prior written approval;

(h)
the declaration, making or payment of any cash dividend or cash distribution (including payment of dividends planned prior to the date of this Agreement and dividends and distributions in relation to which the declaration and payment of which has not been submitted at the date of this Agreement for approval by the Comgás controlling shareholders or by the Comgás board of directors or by a Comgás general shareholders’ meeting) provided that in all cases either:

(i)	such dividends are contemplated in the Business and Financing Plan; or

(ii)
the payment of such dividends or distributions are paid as a result of Comgás having additional profits available for distribution not contemplated at the time of preparation of the Business and Financing Plan and the payment of such dividends are paid in the ordinary course of

(ii)	business consistent with past practice and paid from excess cash flow of Comgás with no requirement for Comgás to incur any additional third party indebtedness to fund such payment; or

(i)
any matter undertaken by Comgás; that the Seller can reasonably demonstrate was undertaken in the ordinary course of business consistent with past practice and was specifically contemplated to be undertaken by, and provided for in, the Business and Financing Plan.

6.3
Where any matter set out in this clause 6 requires the prior written approval of the Purchaser, the Purchaser shall be deemed to have given such approval when it has not responded in writing to BG (whether it gives or withholds its approval or otherwise) within 5 Business Days of receiving written notice of the proposed matter, provided that BG has provided the Purchaser with all the relevant information that it reasonably requires to make an informed decision whether to give its prior written approval.

Notifications

6.4	BG shall notify the Purchaser immediately of:

(a)	any matter, fact or circumstance which is a breach of clause 6.1; and

(b)	to the extent legally permitted, any action that would be in breach of clause 6.1 but for clause 6.2(c) or clause 6.2(e) applying to such action.

6.5
BG shall as soon as reasonably practicable disclose to the Purchaser any matter or thing which arises or of which any member of the BG Awareness Team becomes aware after entering into this Agreement but prior to Closing which is inconsistent with or a breach of any of the Integral Warranties or which will or may be a .breach of any Integral Warranty when the Integral Warranties are repeated immediately prior to Closing or which could reasonably be expected to render any of the Integral Warranties misleading immediately prior to Closing.

SAP Licences

6.6
BG shall, during the period from the date of, this Agreement to Closing, use all reasonable endeavours to procure that SAP (UK) Limited assigns the SAP Licences to Comgás on or before Closing on substantially the same as the current terms (and in any event terms that do not materially increase the annual cost to Comgás for the SAP Licences). If BG is unable to procure such assignment on such terms on or before Closing, it shall (as soon as practicable after Closing and at no cost to Comgás) purchase for Comgás an equivalent number of IT software licences with substantially similar (but no less) capacity to replace the SAP Licences assigned by the BG Guarantor to Comgás.

Board and Shareholder Meetings

6.7
Within one Business Day of the Unconditional Date, BG shall procure that the chairman of Comgás board of directors calls a meeting of the board of directors of Comgás to be held at Closing in accordance with the Comgás Articles for the purpose of (i) nominating, ad referendum of the shareholders of Comgás, the directors as may be informed by the Purchaser to BG prior to or on the Unconditional Date and (ii) acknowledging the resignation from the Comgás board of the directors appointed by BG.

6.8
Immediately after the chairman of Comgás calls a meeting of the board of directors of Comgás in accordance with clause 6.7, BG shall procure that its representative appointed in accordance with clause 10.5 of the Comgás Shareholders' Agreement calls a Preliminary Meeting to be held on the Business Day prior to Closing.

6.9
At the Preliminary Meeting called in accordance with clause 6.8, BG shall approve (i) the nomination of the directors indicated by the Purchaser to BG as described in clause 6.7 above; and (ii) the resignation of its directors from the board of directors of Comgás.

6.10
On the Closing Date, BG shall procure that the chairman of Comgás board of directors calls a meeting of the shareholders of Comgás to be held on 15 days’ notice at which the resolutions in the Agreed Form to ratify the nomination of the directors informed by the Purchaser to BG, as per clause 6.7 above, shall be put to the shareholders.

6.11
At the meeting of the board of directors of Comgás called in accordance with clause 6.7, BG shall procure that its appointed directors shall (i) nominate the directors, ad referendum of the shareholders of Comgás, indicated by the Purchaser to BG as described in clause 6.7 and (ii) resign from the board of directors of Comgás.

7.   CLOSING

7.1
Closing shall take place at the Sao Paulo offices of BG's lawyers on the fifth Business Day after the Unconditional Date (or at such other place and time as the Purchaser and BG may agree in writing), provided that all the Conditions (other than any Condition waived in accordance with clause 3 .5) remain fulfilled at that date (the Closing Date).

7.2
At Closing each of BG and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates (as the case may be) in Schedule 5.

7.3
In the event of a breach of clause 7.2, the Purchaser (in the case of breach by BG) or BG (in the case of breach by the Purchaser), shall be entitled (in addition to and without prejudice to all other rights or remedies available to it,. including the right to claim damages) by written notice to the other, served on such date:

(a)
if it is a breach of paragraph 2(a), 3(a), 3(f), 3(g) or 3(h) of Part A (BG Obligations) of Schedule 5 or paragraph 1(a), 1(d), 1(f) or 1(g) of Part B (Purchaser Obligations). of Schedule 5, to terminate this Agreement (other than the Surviving Provisions) provided that BG shall not be able to exercise any: such power that it may otherwise have had if the Purchaser can reasonably demonstrate that it has arranged the electronic transmission of funds necessary to pay for the Shares;

(b)	to effect Closing so far as practicable having regard to the breach of clause 7.2 that has occurred; or

(c)	to fix a new date for Closing not being later than 5 Business Days after the date of the notice in which case the foregoing provisions of this clause 7.3 shall apply to Closing as so deferred.

7.4
In the event of termination pursuant to clause 7.3(a) above, none of the parties (nor any of their Affiliates) shall have any claim under this Agreement of any nature whatsoever against any other party (or any of their Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

8.      INTEGRAL WARRANTIES, BG WARRANTIES AND BG GUARANTOR WARRANTIES

8.1
BG warrants to the Purchaser as at the date of this Agreement in the terms of the Integral Warranties and the BG Warranties. The BG Guarantor warrants to the Purchaser as at the date of this Agreement in the terms of the BG Guarantor Warranties.

8.2
The Integral Warranties, the BG Warranties and the BG Guarantor Warranties shall be deemed to be repeated immediately prior to Closing by reference to the facts and circumstances then subsisting as if any reference in such Integral Warranties, BG Warranties and the BG Guarantor Warranties to the date of this Agreement was a reference to the Closing Date.

8.3	The Integral Warranties, the BG Warranties and the BG Guarantor Warranties are given subject to the limitations set out in Schedule 3.

8.4
Each of the Integral Warranties, the BG Warranties and the BG Guarantor Warranties is separate and independent and is not limited by reference to any other Integral Warranties, BG Warranties or BG Guarantor Warranties.

8.5	None of the limitations in Schedule 3 shall apply to any liability for any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation.

8.6
Without prejudice to any rights the Purchaser may have against BG under this Agreement, all actions performed, and all warranties and indemnities provided, by BG under this Agreement are performed and provided, respectively, by BG solely in its capacity as shareholder of the Seller and, for the avoidance of doubt, nothing in this clause 8.6 restricts or limits (i) the obligation(s), or (ii) the liability of either BG or the BG Guarantor under any term of this Agreement.

9.   PURCHASER WARRANTIES AND UNDERTAKINGS

9.1
The Purchaser warrants to each of BG and the BG Guarantor as at the date of this Agreement in the terms of the Purchaser Warranties and such warranties shall be deemed to be repeated immediately prior to Closing by reference to the facts and circumstances then subsisting as if any reference in such warranties to the date of this Agreement was a reference to the Closing Date.

9.2
The Purchaser Guarantor warrants to each of BG and the BG Guarantor as at the date of this Agreement in the terms of the Purchaser Guarantor Warranties and such warranties shall be deemed to be repeated immediately prior to Closing by reference to the facts and circumstances then subsisting as if any reference in such warranties to the date- of this Agreement was a reference to the Closing Date.

9.3
The Purchaser undertakes to BG that from the date of this Agreement to the Closing Date it will not take any action which would, or might reasonably be expected to, prejudice its ability to pay the amounts payable by it pursuant to this Agreement.

10.     BG GUARANTOR GUARANTEE

10.1	In consideration of the Purchaser entering into this Agreement, the BG Guarantor:

(a)
unconditionally and irrevocably guarantees to the Purchaser as a continuing obligation that BG and the Seller will comply properly and punctually with their respective obligations under this Agreement and/or each Transaction Document to which they are a party; and

(b)
agrees that each time BG and/or the Seller fails to make any payment within 10 Business Days of the date it is due under or pursuant to this Agreement (or any other Transaction Document to which it is a party), the BG Guarantor shall on demand (without requiring the Purchaser first to take steps against BG, the Seller or any other person) pay that amount to the Purchaser.

10.2	The BG Guarantor's liability under clause 10.1 shall not be discharged or impaired by:

(a)	any variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b)	any release of, or granting of time or other indulgence to BG, the Seller or any third party;

(c)
any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting BG or the Seller (or any act taken by the Purchaser in relation to any such event); or

(d)
any other act, event, neglect or omission (whether or not known to BG, the Seller, the BG Guarantor or the Purchaser) which would or might (but for this clause) operate to impair or discharge the BG Guarantor's liability or afford BG, the Seller or the BG Guarantor any legal or equitable defence.

10.3
In consideration of the Purchaser entering into this Agreement, as a separate, additional continuing and primary obligation, the BG Guarantor undertakes to indemnify the Purchaser against any costs, losses and/or claims suffered or incurred by it as a result of a failure by BG and/or the Seller to comply properly and punctually with its obligations under this Agreement or any other Transaction Document to which it is a party.

11.   PURCHASER GUARANTOR GUARANTEE

11.1	In consideration of BG and the Seller entering into this Agreement, the Purchaser Guarantor:

(a)
unconditionally and irrevocably guarantees to each of BG and the Seller as a continuing obligation that the Purchaser will comply properly and punctually with its obligations under this Agreement and each Transaction Document (other than the Deed of Waiver and Amendment and the Deed of Adherence to the Concession Agreement) to which it is a party; and

(b)
agrees that each time the Purchaser fails to make any payment within 10 Business Days of the date it is due under or pursuant to this Agreement (or any other Transaction Document (other than the Deed of Waiver and Amendment and the Deed of Adherence to the Concession Agreement)

to which it is a party), the Purchaser Guarantor shall on demand (without requiring BG or the Seller first to take steps against the Purchaser or any other person) make such payment.

11.2	The Purchaser Guarantor's liability under clause 11.1 shall not be discharged or impaired by:

(a)	any variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b)	any release of, or granting of time or other indulgence to the Purchaser or any third party;

(c)
any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by BG or the Seller in relation to any such event); or

(d)
any other act, event, neglect or omission (whether or not known to BG, the Seller, the Purchaser Guarantor or the Purchaser) which would or might (but for this clause) operate to impair or discharge the Purchaser Guarantor's liability or afford the Purchaser or the Purchaser Guarantor any legal or equitable defence.

11.3
In consideration of BG and the Seller entering into this Agreement, as a separate, additional continuing and primary obligation, the Purchaser Guarantor undertakes to indemnify BG and/or the Seller (as applicable) against any costs, losses and/or claims suffered or incurred by it as a result of a failure by the Purchaser to comply properly and punctually with its obligations under this Agreement or any other Transaction Document (other than the Deed of Waiver and Amendment and the Deed of Adherence to the Concession Agreement) to which it is a party.

12.    CONDUCT OF PURCHASER CLAIMS

12.1	If the Purchaser becomes aware of any claim or potential claim by a third party after the Closing Date (a Third Party Claim) which is likely to result in a General Warranty Claim being made, then:

(a)
as soon as reasonably practicable (and in any event within 15 Business Days of becoming so aware or, where proceedings have been commenced in respect of such Third Party Claim and a shorter time period than 15 Business Days is provided for by applicable law to respond to such Third Party Claim, within the first half of such shorter time period) it shall give notice of the Third Party Claim to BG (provided that the parties agree that failure by the Purchaser to give notice within such time shall not invalidate any Claim by the Purchaser relating to such Third Party Claim or reduce the amount recoverable by the Purchaser in respect of such Claim);

(b)
subject to their being paid all reasonable costs and expenses and indemnified for any liabilities, the Purchaser shall disclose to BG all material information of which the Purchaser is aware which relates to the Third Party Claim and shall procure that any other relevant member of the Purchaser Group shall, give all such material information and reasonable assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as BG or its Representatives may reasonably request subject to BG agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question;

(c)
the Purchaser shall not (and shall ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without the prior written approval of BG;

(d)
subject to clause 12.1(e), BG shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to have the conduct of any proceedings, negotiations or appeals relating to the Third Party Claim (including making counterclaims or other claims against third parties with the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed) in the name of and on behalf of the Purchaser or other member of the Purchaser Group concerned;

(e)	if BG sends a notice to the Purchaser pursuant to clause 12.1(d):

i)
the Purchaser shall give, and the Purchaser shall procure that any other member of the Purchaser Group shall give, subject to the Purchaser and each member of the Purchaser Group being paid all reasonable costs and expenses and indemnified to its reasonable satisfaction for any liabilities, all such information and assistance, including reasonable access to premises and personnel and the reasonable right to examine and copy or photograph any assets, accounts, documents and records, as BG or its Representatives may reasonably request, including instructing such professional or legal advisers as BG may nominate to act on behalf of the Purchaser or other member of the Purchaser Group concerned but in accordance with BG's instructions; and

(ii)	BG shall keep the Purchaser reasonably informed of the status of the Third Party Claim; and

(f)
the Purchaser may, following any request by 'BG to have sole conduct of a Third Party Claim pursuant to clause 12.1 (d), and where the Third Party Claim is made by a Key Counterparty, notify BG that BG and the Purchaser shall have joint conduct of such Third Party Claim, following which BG and the Purchaser shall co-operate to ensure that the Third Party Claim is conducted in a timely and orderly fashion, and:

(i)
each party shall consult and have regard to the reasonable requests or representations of the other parties as to what action to take in relation to such Third Party Claim, and shall give all such information and assistance, including reasonable access to premises and personnel al)d; the. Reasonable right to examine and copy or photograph any assets, accounts, documents and records, as a party or its Representatives may reasonably request; and

(ii)	no party shall take any action that would be reasonably likely to prejudice the commercial interests of the other parties or any Affiliate thereof.

13.    INDEMNITY

13.1
BG hereby undertakes to indemnify and keep indemnified and covenants to hold harmless the Purchaser and the Purchaser Guarantor against any Costs incurred by the Purchaser or Purchaser Guarantor or 60.05371% of any Costs incurred by Comgás in each case in connection with or arising out of the CVM Administrative Matters (and including all such Costs suffered or incurred in disputing, defending, investigating or providing evidence in connection with establishing its right to be indemnified pursuant to this clause).

13.2
Notwithstanding clause 13.1 neither the Purchaser nor the Purchaser Guarantor will be entitled to any indemnity from BG to the extent that the Costs referred to in clause 13.1 result from, directly or indirectly, the fraud, or wilful default of the Purchaser or the Purchaser Guarantor or the breach by the Purchaser or the Purchaser Guarantor of any of the undertakings and obligations given by the Purchaser under this Agreement.

13.3
Subject to clause 13.4, BG shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to have the conduct of any proceedings, negotiations or appeals relating to the CVM Administrative Matters (including making counterclaims or other claims against third parties with the prior written consent of the Purchaser, such consent not to be unreasonably withheld) in the name of and on behalf of the Purchaser or other member of the Purchaser Group concerned.

13.4	If BG sends a notice to the Purchaser pursuant to clause 13.3:

(a)
the Purchaser shall, and the Purchaser shall procure that any other member of the Purchaser Group shall give, subject to the Purchaser and each member of the Purchaser Group being paid all reasonable costs and expenses and indemnified to its reasonable satisfaction for any liabilities, all such information and assistance, including reasonable access to premises and personnel and the reasonable right to examine and copy or photograph any assets, accounts, documents and records, as BG or its Representatives may reasonably request, including instructing such professional or legal advisers as BG may nominate to act on behalf of the Purchaser or other member of the Purchaser Group concerned but in accordance with BG's instructions; and

(b)	BG shall keep the Purchaser reasonably informed of the status of any proceedings, negotiations or appeals relating to the CVM Administrative Matters.

14.    TAX

The Tax Deed shall come into effect at Closing.

15.    UNDERTAKINGS AND SELLER LIABILITY

15.1
BG agrees with the Purchaser (for itself and as trustee for Comgás) to waive to the greatest extent permissible at law any rights or claims which it may have against Comgás or the present or former Representatives of Comgás in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by Comgás or its Representatives in connection with the giving of the General Warranties and the Fundamental Warranties, this Agreement or the Transaction Documents or the preparation of the Disclosure Letter or the Closing Disclosure Letter.

15.2
The Purchaser agrees to waive to the greatest extent permissible at law any rights or claims which it may have against the BG Awareness Team in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by BG or its Representatives in connection with the giving of the Integral Warranties, the BG Warranties or the BG Guarantor Warranties, this Agreement or the Transaction Documents or the preparation of the Disclosure Letter or the Closing Disclosure Letter.

15.3
BG agrees to waive to the greatest extent permissible at law any rights or claims which it may have against the Purchaser Deal Team in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Purchaser or the Purchaser Guarantor or their respective Representatives in connection with the giving of the Purchaser Warranties or the Purchaser Guarantor Warranties, this Agreement or the Transaction Documents.

15.4	The parties agree and acknowledge that:

(a)	no waiver is given by the Seller pursuant to the provisions of clause 15.1 or 15.3;

(b)	the Integral Warranties and BG Warranties shall be given by BG alone and not by the Seller;

(c)	the BG Guarantor Warranties shall be given by the BG Guarantor alone and not by the Seller;

(d)	the Seller shall not have any liability to the Purchaser, BG or the BG Guarantor and no party shall have any right of action, claim or recourse against the Seller in respect of or pursuant to:

(i)	the Integral Warranties, the BG Warranties or the BG Guarantor Warranties;

(ii)	the indemnity set out in clause 13 (Indemnity); or

(iii)	the no Leakage covenant set out in clause 5 (No Leakage Covenant).

16.    RESTRICTIVE COVENANT

BG covenants with the Purchaser for itself and as trustee for Comgás that it shall not, and shall procure that no member of the BG Group shall, directly or indirectly for a period of 36 months from Closing, induce or attempt to induce any director of the Seller or Comgás (other than a director resigning at Closing) or Senior Employee to leave the employment of (or engagement with) Comgás or enter into any employment or services agreement with BG or an Affiliate of BG (otherwise than in response to a bona fide newspaper or trade advertisement which is not expressly or implicitly directed at one or more individuals or employees of Comgás).

17.    NO RIGHTS OF RESCISSION OR TERMINATION

No party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before, at or after Closing), save as specifically contemplated in this Agreement. This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

18.    INFORMATION, RECORDS AND ASSISTANCE POST CLOSING

The Purchaser shall ensure that BG and each member of the BG Group is given reasonable access at reasonable times to (and the right to take copies of) the books, accounts, tax data and all other records and information held by Comgás after Closing to the extent that they relate to the period up to Closing and access to which is reasonably required for BG or a member of the BG Group to comply with their obligations under applicable tax legislation (including the filing of tax returns) or other applicable legislation or regulation. This obligation is subject to the provisions of clause 21 (Confidentiality).

19.    PAYMENTS

19.1	Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group):

(a)	in respect of an obligation to BG shall be made to such bank account as BG may notify the Purchaser in writing five Business Days prior to the due date for such payment; and

(b)
in respect of an obligation to the Seller shall, unless otherwise provided in this Agreement, be made to such bank account as the Seller may notify the Purchaser in writing five Business Days prior to the due date for such payment.

19.2	Any payment to be made pursuant to this Agreement by BG or the BG Guarantor shall be made to the Purchaser's Bank Account.

19.3
Payments under clause 19.1 and 19.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.! Payments shall be made in Brazilian Reais unless otherwise specified in this Agreement or another Transaction Document.

19.4
If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

19.5	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by law.

19.6
If any sum paid by Purchaser or Purchaser Guarantor in respect of a Purchaser Obligation (excluding payment of Price) or by BG or BG Guarantor in respect of a BG Obligation (including any payment made under clause 5 or clause 13 of this Agreement) is brought into charge to Tax by any Tax authority in the hands of the recipient then, except in relation to interest, the payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable.

19.7
To the extent that any Tax in respect of which an additional amount has been paid under clause 19.6 above results in the recipient obtaining a Relief(all reasonable endeavours having been used to obtain such Relief as soon as reasonably practical and where appropriate in priority to other Reliefs), the recipient shall pay to the payer, within ten Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under clause 19.6.

19.8
In determining the amount payable in respect of any Purchaser Obligation or BG Obligation (other than, for the avoidance of doubt, amounts payable under the Tax Deed) account shall be taken of any Relief or other benefit available to the recipient or any Affiliate of the recipient (including, in the case of payments to the Purchaser, Comgás) in respect of the matter giving rise to the payment, insofar as not taken into account pursuant to clause 19.7 above.

19.9
Any sum payable under this Agreement is exclusive of any applicable VAT, which shall be paid in addition or, to the extent of any irrecoverable VAT required to be accounted for under the reverse charge mechanism, deducted from the sum payable.

20.    ANNOUNCEMENTS

20.1
Save for the Announcements (and any announcement that is consistent in all material respects with the Announcements or any other announcement made in accordance with this clause 20), no party (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the Proposed Transaction or the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the Purchaser (if the party wishing to announce or issue is the Seller, BG, the BG Guarantor or any of BG's Affiliates) or BG (if the party wishing to announce or issue is the Purchaser, the Purchaser Guarantor or any of the Purchaser’s Affiliates), such approval not to be unreasonably withheld or delayed.

20.2
The restriction in clause 20.1 shall not apply if and to the extent that the announcement or circular is required by applicable, law or by· any stock exchange or governmental, regulatory or supervisory body or authority of competent jurisdiction. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult (if practicable in the circumstances) with the Purchaser (if the party wishing to announce or issue is the Seller, BG,. the BG Guarantor or any of BG's Affiliates) or BG (if the party wishing to announce or issue is the Purchaser, the Purchaser Guarantor or any of the Purchaser’s Affiliates) in advance ~s to its form, content and timing.

21.    CONFIDENTIALITY

21.1	For the purposes of this clause 21, Confidential Information means:

(a)
(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) in connection with the entry into this Agreement relating to the BG Group or, prior to Closing, the Seller or Comgás (howsoever and whensoever obtained or received in relation to the Proposed Transaction); or

(b)
(in relation to the obligations of the Seller, BG and the BG Guarantor) the Comgás Confidential Information and any information received or held by BG (or any of its Representatives) in connection with the entry into this Agreement relating to the Purchaser Group or, after Closing, Comgás (howsoever and whensoever obtained or received in relation to the Proposed Transaction); and

(c)
(in relation to the obligations of the Purchaser, the Seller, BG and the BG Guarantor) any information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents, and includes written information and information transferred or obtained orally, visually, electronically or by any other means.

21.2
Each party shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 21 permits or (ii) (if the disclosing party is the Seller, BG or the BG or any of their respective Representatives) as the Purchaser approves in writing or (if the disclosing party is the Purchaser or any of its Representatives) as BG approves in writing.

21.3	Clause 21.2 shall not prevent disclosure by a party or its Representatives to the extent that:

(a)
disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided, that the disclosing party shall (except in relation to disclosure to a tax authority and to the extent practicable in the circumstances) consult with the Purchaser (if the disclosing party is the Seller, BG, the BG Guarantor or any of their respective Representatives) or BG (if the disclosing party is the Purchaser or any of its Representatives) in advance as to the form, content and timing of the disclosure);

(b)
disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that party's fault or that of its Representatives);

(d)	disclosure is required for the purpose of any judicial or arbitral proceedings arising out of this Agreement (or any other Transaction Document).

21.4
Each party undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with the Proposed Transaction and only if the Representatives are informed of the confidential nature of the Confidential Information.

21.5
Each party agrees that it (and its Affiliates and Representatives) shall not use Confidential Information for any purpose other than in relation to the proper performance of its obligations and exercise of its rights under this Agreement (or any other Transaction Document) or in connection with the business of Comgás (by (i) the BG Group prior to Closing, (ii) the Purchaser after Closing, and (iii) the Seller prior to or after Closing whilst it holds shares in Comgás).

21.6	If this Agreement terminates, the Purchaser shall as soon as practicable on request by BG or the BG Guarantor:

(a)
return to BG or destroy all written documents and other materials relating to BG, the BG Guarantor, the Seller or Comgás or this Agreement (including any Confidential Information) received from BG or its Representatives in connection with the entry into this Agreement and in the possession of the Purchaser (or its Representatives) without keeping any copies thereof;

(b)	destroy (and procure that its Representatives destroy) all information or other documents derived from such Confidential Information referred to in (a) above; and

(c)	so far as it is practicable to do so, expunge such Confidential Information referred to in (a) above from any computer, word processor or other device, save to the extent:

(i)	that the information relates to information disclosed or permitted to be disclosed under clause 21.3 or information to which clause 21.3 applies; or

(ii)
required to comply with applicable laws, regulations or professional rules, and the Purchaser shall confirm to BG and the BG Guarantor in writing (signed by a duly authorised representative of the Purchaser) that the Purchaser has complied in full with its obligations under this clause 21.6.

21.7
Without affecting any other rights or remedies that each party may have, each party acknowledges that another party may be irreparably harmed by any breach of the terms of this clause 21 and that damages alone may not necessarily be an adequate remedy. Accordingly, each party may be entitled to seek, to the extent permitted by law, the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, for any threatened or actual breach of its terms.

22.    ASSIGNMENT

22.1
Except as provided in this clause 22 or unless BG, the BG Guarantor, the Purchaser and the Purchaser Guarantor specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 22 shall be void.

22.2
If an assignment is made in accordance with this clause 22, the liabilities of the parties under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

23.    FURTHER ASSURANCES

23.1
Each of BG, the Seller and the Purchaser shall and shall procure that their Affiliates shall, upon being requested by another party, execute (or procure the execution of) such further-documents as may be required by law or be reasonably required by another party to implement and give effect to this Agreement and the other Transaction Documents.

23.2
Each of BG and the Purchaser shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates (save, in the case of BG, for the obligations under this Agreement which are expressed to apply to the BG Guarantor or, in the case of the Purchaser, for the obligations under this Agreement which are expressed to apply to the Purchaser Guarantor).

  24.     COSTS

24.1
Subject to clause 24.2 and except as otherwise provided in this Agreement (or any other Transaction Document), the parties shall each be responsible for their own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.

24.2
The Purchaser or its Affiliates shall bear all !OF taxes in relation to the Price, all notarisation fees or other documentary transfer or transaction duties, and any other transfer or remittance taxes including in each case any related interest or penalties arising as a result of this Agreement or of any of the other Transaction Documents (other than the Deed of Waiver and Amendment and the Deed of Adherence to the Concession Agreement).

25.   NOTICES

25.1
Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, pdf attachment to email, registered post or courier using an internationally recognised courier company to the address, fax number or email address (and marked for the attention of the person) specified in clause 25.2 in relation to each party. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax or email provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

25.2	The addresses, fax numbers and email addresses of the parties for the purpose of clause 25.1 are:

Seller

Address:	c/o 100 Thames Valley Park Drive
Reading
Berkshire
RG6 1PT
United Kingdom

Fax:	+44 118 929 3791

Email:	vinter@bg-group.com

For the attention of:	The General Counsel

and

Address:	Shell Gas B.V.
Carel Van Bylandtlaan 30
The Hague
2596HR
The Netherlands

Fax:	+31 70 377 6790

For the attention of:	General Attorney

With a copy to

Fax:	+55 21 3984 7669

Email:	sylvia.figueiredo@shell.com

For the attention of:	Sylvia Figueiredo Sacco

BG

Address:	c/o 100 Thames Valley Park Drive
Reading
Berkshire
RG6 1PT
United Kingdom

Fax:	+44 118 929 3791

Email:	vinter@bg-group.com

For the attention of:	The General Counsel

BG Guarantor

Address:	c/o 100 Thames Valley Park Drive
Reading
Berkshire
RG6 1PT
United Kingdom

Fax:	+44 118 929 3791

Email:	vinter@bg-group.com

For the attention of:	The General Counsel

Purchaser

Address:	Avenida Presidente Juscelino Kubitschek, 1327, 4° andar, sala 01,
CEP 04543-011, São Paulo, SP, Brazil

Fax:	+55 11 3897-9799

Email:	juridico@cosan.com.br

For the attention of:	Diretor Presidente and Diretor Jurídico

Purchaser Guarantor

Address:	Avenida Presidente Juscelino Kubitschek, 1327, 4° andar, sala 01,
CEP 04543-011, São Paulo, SP, Brazil

Fax:	+55 11 3897-9799

Email:	juridico@cosan.com.br

For the attention of:	Diretor Presidente and Diretor Jurídico

25.3
Each party undertakes to notify the other parties by notice served in accordance with this clause 25 if the address, fax number, email address and/or person specified in clause 25.2 is no longer the appropriate address, fax number, email address and/or person for the services of notices.

26.    WHOLE AGREEMENT

This Agreement and the other Transaction Documents together set out the whole agreement between the parties in respect of the Proposed Transaction and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:

(a)
no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of another party (or any of its Connected Persons) in relation to the Proposed Transaction which is not expressly set out in this Agreement or any other Transaction Document;

(b)
any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)
except for any liability in respect of a breach . of this Agreement or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to another party (or its respective Connected Persons) in relation to the Proposed Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation. Each party agrees to the terms of this clause 26 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Affiliates.

27.     WAIVERS, RIGHTS AND REMEDIES

27.1
Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.

27.2	No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

27.3	A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this Agreement expressly states otherwise.

27.4	By giving its approval or consent a party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

27.5	The rights and remedies of a party under this Agreement may be exercised even if this involves a conflict of duty or a party has a personal interest in their exercise.

27.6	Rights given to a party under this Agreement and liabilities of a party under it are not affected by anything which might otherwise affect it by applicable law.

28.   COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

29.   VARIATIONS

No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

30.   INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid of unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

31.   THIRD PARTY ENFORCEMENT RIGHTS

31.1
The Connected Persons specified in clause 26 (Whole Agreement) shall have the right to enforce the relevant terms of that clause by reason of the Contracts (Rights of Third Parties) Act 1999. The individuals referred to in clause 15.2 and 15.3 shall have the right to enforce clause 15.2 and 15.3 respectively under the Contracts (Rights of Third Parties) Act 1999. These rights are subject to (i) the rights of the parties to amend or vary this Agreement without the consent of any Connected Person or any such individual and (ii) the other terms and conditions of this Agreement.

31.2	Except as provided in clause 31.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

32.    GOVERNING LAW AND ARBITRATION

32.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

32.2
Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (Dispute), shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the ICC Rules), which Rules are deemed to be incorporated by reference into this clause.

32.3
There shall be three arbitrators. Where there are only two parties to a Dispute, one arbitrator shall be nominated by each of those parties for confirmation by the ICC Court in accordance with the ICC Rules. Where there are more than two parties to a Dispute, whether as Claimant or as Respondent, the multiple Claimants, jointly, and the multiple Respondents, jointly, shall nominate an arbitrator for confirmation by the ICC Court in accordance with the ICC Rules (Joint Nominations). The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators within 14 days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, shall be appointed by the ICC Court.

32.4
In the absence of Joint Nominations under clause 32.3 and where all parties are unable to agree to a method for the constitution of the arbitral tribunal, the ICC Court may appoint each member of the arbitral tribunal pursuant to Article 12(8) of the ICC Rules.

32.5
The seat, or legal place, of arbitration shall be Geneva, Switzerland. The tribunal may, after consultation with the parties, conduct hearings and meetings at any location it considers appropriate, including London, England.

32.6	The language to be used in the arbitral proceedings shall be English.

32.7	The award shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

32.8
In the event that recourse is needed to the English courts in relation to any arbitral proceedings contemplated by this clause 32, the Purchaser shall at all times maintain an agent for service of process. Such agent shall be Law Debenture currently of 5th Floor, 100 Wood Street, London EC2V 7EX and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. The Purchaser irrevocably undertakes not to revoke the authority of this agent and if, for any reason, BG requests the Purchaser to do so it shall promptly appoint another such agent with au address in England and advise BG. If, following such a request, the Purchaser fails to appoint another agent, BG shall be entitled to appoint one on behalf of the Purchaser at the Purchaser's expense.

32.9
In the event that recourse is needed to the English courts in relation to any arbitral proceedings contemplated by this clause 32, BG shall at all times maintain an agent for service of process. Such agent shall be BG International Limited currently of Thames Valley Park, Reading, Berkshire, RG6 1PT and any claim form, judgment or other notice of legal process shall be sufficiently served on BG if delivered to such agent at its address for the time being. BG irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Purchaser requests BG to do so it shall promptly appoint another such agent with an address in England and advise the Purchaser. If, following such a request, BG fails to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of BG at BG’s expense.

32.10
In the event that recourse is needed to the English courts in relation to any arbitral proceedings contemplated by this clause 32, the Seller shall at all times maintain an agent for service of process. Such agent shall be BG International Limited currently of Thames Valley Park, Reading, Berkshire, RG6 1PT prior to Closing and Shell International Limited currently of Shell Centre, London SE1 7NA after Closing and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being. The Seller irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Purchaser requests the Seller to do so it shall promptly appoint another such agent with an address in England and advise the Purchaser. If, following such a request, the Seller fails to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of the Seller at the Seller's expense.

32.11
In the event that recourse is needed to the English courts in relation to any arbitral proceedings contemplated by this clause 32, the Purchaser Guarantor shall at all times maintain an agent for service of process. Such agent shall be Law Debenture currently of 5th Floor, 100 Wood Street, London EC2V 7EX and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being. The Purchaser Guarantor irrevocably undertakes not to revoke the authority of this agent and if, for any reason, BG requests the Purchaser Guarantor to do so it shall promptly appoint another such agent with an address in England and advise BG. If, following such a request, the Purchaser Guarantor fails to appoint another agent, BG shall be entitled to appoint one on behalf of the Purchaser Guarantor at the Purchaser Guarantor’s expense.

SCHEDULE 1

DETAILS OF COMGÁS

1.	Name:	Companhia de Gás de São Paulo - COMGÁS
2.	Date of Incorporation:	28 August 1872
3.	Place of Incorporation:	São Paulo-SP, Brazil
4.	Type of Company:	Publicly-Held Company (Category A)
5.	Registered Number:	01563-6 (Código CVM)
6.	Registered Office:	Rua das Olimpíadas, 205, 10th floor. São Paulo-SP, Brazil.
7.	Directors: (Conselho de Administração)
Nelson Luiz Costa Silva
Luis Augusto Domenech
Alexandre Cerqueira da Silva
Fernando Fleury Salek
André Lopes de Araújo
Roberto Schloesser Junior
Fernando José Ferreira da Mouta
Sérgio Fialdini Neto
Jurandilson Carvalho Fernandes

8.	Officers: (Diretoria)	Luis Augusto Domenech Carlos Eduardo Freitas Bréscia José Carlos Broisler Oliver Leonardo Serra Netto Lerner Marcus Vinicius Vaz Bonini Roberto Collares Lage Sérgio Luiz da Silva
9.	Authorized Capital	R$671,672,500.00
10.	Issued Capital:	R$636,984,619.26
11.	Registered Shareholders: (shareholders holding more than 5% of any class of shares)	Integral Investments B.V. Shell Brazil Holding B.V. MCAP Poland Fundo de Investimento em Ações Taef Fund, LLC
12.	Accounting Reference Date:	31 December
13.	Auditors:	Pricewaterhousecoopers Auditores Independentes
14.	Total shares held by Integral Investments B.V.:	82,520,512 voting shares and 3,649,056 preferred shares

SCHEDULE 2

INTEGRAL WARRANTIES, BG WARRANTIES AND BG GUARANTOR

WARRANTIES

Part A: Integral Warranties

1. AUTHORISATIONS, VALID OBLIGATIONS, FILINGS AND CONSENTS.

1.1           Incorporation. The Seller is validly incorporated, in existence and duly registered under the laws of The Netherlands. The Seller has full power to conduct its business as conducted at the date of this Agreement.

1.2           Corporate authorisations. The Seller has obtained all corporate authorisations and (other than to the extent relevant to the Conditions or .the Antitrust Approval) all other governmental, statutory, regulatory or other consents, licenses or authorisations required to empower it to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party where failure to obtain them would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

1.3           No breach of constitution or law. Entry into and performance by the Seller of this Agreement and/or any other Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents (ii) breach any contractual obligation binding on the Seller or (iii) (subject to fulfillment of the Conditions and, to the extent applicable, the Antitrust Approval) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) any such breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

1.4           Valid obligations. This Agreement and each Transaction Document to which it is a party constitutes or will, when executed, constitute legally valid and binding obligations on the Seller.

1.5           Insolvency etc. The Seller is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Seller and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Seller and no event has occurred to give the right to enforce such security.

1.6           Orders etc. The Seller is not subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or are likely to, prevent or delay the fulfillment of any of the Conditions.

2. COMGÁS

2.1           Valid incorporation. Comgás is validly incorporated, in existence and duly registered under the laws of Brazil. Comgás has full power (including under its memorandum or articles of association, by-laws or equivalent constitutional documents) to conduct its business as conducted at the date of this Agreement.

2.2           Insolvency. Comgás is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning Comgás and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of Comgás and no event has occurred to give the right to enforce such security.

2.3           Data Room items. The Data Room contains complete and accurate copies of:

(a)           the Integral Shareholders’ Agreement;

(b)           the Comgás Shareholders’ Agreement;

(c)           the Comgás Articles; and

(d)	the Comgás Accounts for the financial years ended 31 December 2011, 31 December 2010 and 31 December 2009.

2.4           Shareholders’ agreements.

(a)
Each of the Integral Shareholders’ Agreement and the Comgás Shareholders’ Agreement are in full force and effect. Neither BG nor the Seller is in material default under the Comgás Shareholders’ Agreement.

(b)
Neither BG nor the Seller has received written notice in the 24 months prior to the date of this Agreement that it is in material default under either the Integral Shareholders’ Agreement or the Comgás Shareholders’ Agreement and BG is not aware that any other party to the Integral Shareholders’ Agreement or the Comgás Shareholders’ Agreement is or has been in the 24 months prior to the date of this Agreement in material default under either the Integral Shareholders’ Agreement or the Comgás Shareholders’ Agreement.

2.5           Shares.

(a)
All the Shares have been validly issued, are fully paid or properly credited as fully paid and (i) the Seller is the sole legal and beneficial owner of the Shares free from all Third Party Rights (other than any Third Party Rights arising under the Concession Agreement, the Comgás Shareholders’ Agreement or the Comgás Articles) and (ii) (subject only to any Third Party Rights arising under the Concession Agreement, the Comgás Shareholders’ Agreement or the Comgás Articles) BG is entitled to procure the transfer of the Shares with Full Title Guarantee and free from Third Party Rights on the terms of this Agreement, provided that, notwithstanding the foregoing, the Shares shall be transferred to the Purchaser on Closing with Full Title Guarantee and free from all Third Party Rights.

(b)
The Seller will be at Closing the sole legal and beneficial owner of the Shares free from all Third Party Rights and BG will be at Closing entitled to procure the transfer of the Shares with Full Title Guarantee and free from all Third Party Rights on the terms of this Agreement.

(c)
There is no agreement or commitment by the Seller or BG to give or create any Third Party Right on or over the Shares and neither BG nor the Seller has received written notice from any person of a claim to be entitled to any right over or affecting the Shares.

(d)
Neither BG nor the Seller has entered into, and BG is not aware of, any agreement (other than the Pre-Emptive Right Agreement) whereby any person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment or transfer of any share or loan capital of Comgás under any option or other agreement or otherwise howsoever.

(e)
All the BG Shares have been validly issued, are fully paid or properly credited as fully paid and (i) BG is the sole legal and beneficial owner of the BG Shares free from all Third Party Rights (other than any third Party Rights arising under the Concession Agreement, the Comgás Shareholders’ Agreement or the Comgás Articles) and (ii) (subject only to any Third Party Rights arising under the Concession Agreement, the Comgás Shareholders’ Agreement or the Comgás Articles) BG is entitled to transfer of the BG Shares with Full Title Guarantee and free from Third Party Rights on the terms of this Agreement, provided that, notwithstanding the foregoing, the BG Shares shall be transferred to the Purchaser on Closing with Full Title Guarantee and free from all Third Party Rights.

(f)
BG will be at Closing the sole legal and beneficial owner of the BG Shares free from all Third Party Rights and BG will be at Closing entitled to transfer the BG Shares with Full Title Guarantee and free from all Third Party Rights on the terms of this Agreement.

(g)
There is no agreement or commitment by the Seller or BG to give or create any Third Party Right on or over the BG Shares and neither BG nor the Seller has received written notice from any person of a claim to be entitled to any right over or affecting the BG Shares.

(h)	BG and the Seller’s respective interests in Comgás are fully and correctly reflected in the Foreign Investment registration with the Brazilian Central Bank.

2.6           Corporate information.

(a)	The information on Comgás in Schedule 1 is accurate in all material respects.

(b)	Comgás has no subsidiary undertakings and has not had any subsidiary undertakings.

2.7           Last Comgás Accounts. The Last Comgás Accounts:

(a)
give a true and fair view of the state of affairs of Comgás and its assets and liabilities as at 31 December 2011 and of the results thereof for the financial year ended on 31 December 2011 and would give such a true and fair view taking into account any liabilities of Comgás not known to its directors at the date of the approval of the Last Comgás Accounts; and

(b)
have been properly prepared in accordance with applicable law and International Financial Reporting Standards in force as at 31 December 2011 as applicable to a company incorporated in Brazil with shares publicly traded on a basis consistent with that adopted in preparing the audited accounts for and during the previous two financial periods for Comgás (subject to any changes in law or applicable accounting standards during the applicable time).

2.8           Events since 31 December 2011. Since 31 December 2011, Comgás has not:

(a)
entered into any contract which (i) cannot be terminated on less than 12 month’s notice (excluding any customer contracts with a value below US$30 million); or (ii) involved or may involve any revenue, expenditure or payments in excess of US$30 million;

(b)	conducted its business outside the ordinary course or in a manner inconsistent with past practice;

(c)	assumed or incurred any liabilities in excess of US$20 million (including contingent liabilities) otherwise than in the ordinary course of carrying on its business consistent with past practice;

(d)	acquired or disposed of or agreed to acquire or dispose of any business or any material asset with a value in excess of US$20 million;

(e)
released any debtor on terms that he pays less than the book value of any debt in excess of US$20 million (subject to settlement discounts on the usual terms which have been disclosed to the Purchaser);

(f)	resolved to change its name or to alter its articles of association, by laws or other constitutional documents;

(g)	allotted or issued or agreed to allot or issue any shares or any securities or granted or agreed to grant any right which confers on the holder any right to acquire any shares or other securities;

(h)	declared, paid or made any dividend or other distribution;

(i)	repaid, redeemed or purchased any of its share capital or loan capital or agreed to do so;

(j)	reduced its share capital;

(k)           resolved to be voluntarily wound up;

(1)
made, or agreed to make, any material change (including any change by the incorporation, acquisition or disposal of a subsidiary or a business or material assets in any case for a consideration representing open market value) in the nature or extent of its business;

(m)	created or agreed to create any Third Party Right over any assets of Comgás in excess of US$20 million in favor or any third party;

(n)	appointed new auditors;

(o)	made any change in its accounting reference period;

(p)	made any material change in its accounting policies or practices. nor any revaluation of its property or assets; or

(q)	carried out any matter set out in Part I of Exhibit 3 to the Comgás Shareholders’ Agreement or any matter set out in paragraphs 1(a), 1(b) or 1(c) of Schedule 6.

2.9           Indebtedness and Guarantees

(a)
Except as disclosed in the Disclosure Letter, Comgás does not have outstanding any borrowings, hedges, overdrafts, loan stocks, bonds, debentures, notes or other liabilities owed to any banking, finance, lending or similar institution nor does it have outstanding any other indebtedness or loans to third parties which have arisen otherwise than trading debts incurred in the normal course of business.

(b)	In relation to any agreement, trust deed, instrument or arrangement under which amounts disclosed under paragraph 2.9(a) are outstanding:

(i)
there has not been any material contravention of or non-compliance with any of its terms by Comgás and as far as BG is aware, no event of default, refinancing event, credit event, default or acceleration of indebtedness has occurred thereunder;

(ii)	as far as BG is aware, no steps for the enforcement of any Third Party Right have been taken or threatened;

(iii)	it is not dependent on the guarantee of, or on any security provided by, a third party; and

(iv)	it is not terminable or subject to any prepayment by reason of the sale of the Shares.

(c)
Save for (i) any amounts (not exceeding R$600,000 in aggregate) owing under the Commercial Services Agreement and (ii) the amount of US$834,000 owing in connection with the SAP Licenses, there is no outstanding indebtedness of any account whatsoever owing by Comgás to the Seller or any member of the BG Group or by the Seller or any member of the BG Group to Comgás.

(d)
There is no agreement or obligation to provide and there is not outstanding any guarantee given by Comgás for the benefit of any third party (including the Seller or any member of the BG Group) in respect of an obligation owed by a third party (including the Seller or a member of the BG Group).

(e)	Neither BG nor any member of the BG Group has entered into any guarantees or indemnities in respect of obligations of Comgás.

2.10	Material Contracts

(a)
Comgás is not a party to any industry agreement which involved or may involve any revenue, expenditure or payments in excess of R$223 million or any material contract (or other contract which is otherwise of operational or strategic importance to it) other than an industry agreement which involved or may involve any revenue, expenditure or payments in excess of R$30 million or which:

(i)	is not in the ordinary course of its business consistent with past practice; or

(ii)	is not on arm’s length terms; or

(iii)
(excluding all normal standard industry agreements entered into in the ordinary course of business consistent with past practice and any customer contracts with a value below R$30 million) is of a long term nature (that is, unlikely to have been fully performed in accordance with its terms more than 12 months after the date it was entered into or undertaken, or incapable of termination by it on 12 months’ notice or less without compensation), each of these being material contracts for the purposes of this paragraph 2.10.

(b)
As far as BG is aware, neither Comgás nor any other party to any material contract is currently in breach of or in default in any material respect under, or has improperly terminated, revoked or accelerated, any material contract, and, as far as BG is aware, there exists no condition or event which, after notice or lapse of time, or both, would constitute any such breach, default, termination, revocation or acceleration.

(c)	As far as BG is aware, the transfer of Shares on the terms of this Agreement will not:

(i)	constitute a default, or trigger any mandatory payments, under any provision of a material contract;

(ii)
relieve any counterpart from a material obligation under a material contract or enable such counterpart to terminate its rights or obligations under a material contract or result in the loss of a material benefit under or require any consent under any material contract; or

(iii)	result in the creation or imposition of any Third Party Right of any nature on any of the material property or material assets of Comgás.

(d)
Each of the Concession Agreement and the Gas Supply Agreements (the Key Contracts) are in full force and effect. Neither BG nor the Seller has received written notice in the 24 months prior to the date of this Agreement that it is in default under either such agreements and BG is not aware that any other party to such agreements is or has been in the 24 months prior to the date of this Agreement in default under such agreements.

2.11 Assets

(a)	At the Locked Box Date, all the assets included in the Last Comgás Accounts were owned by Comgás.

(b)
As far as BG is aware, other than in the ordinary course of trading consistent with past practice, none of the material property or material assets of Comgás (other than the Properties) is subject to any Third Party Rights.

(c)
As far as BG is aware, the property, rights and assets owned, leased or licensed by Comgás comprise all the property, rights and assets reasonably necessary for the carrying on of the business of Comgás to the extent to which it is conducted as at the date of this Agreement.

(d)
As far as BG is aware, the machinery and plant of Comgás that is material to Comgás taken as a whole is in reasonably satisfactory working order and in a reasonable state of repair (subject to fair wear and tear).

2.12           Real Estate

(a)	The Properties are all the properties owned, controlled, used or occupied by Comgás.

(b)	As far as BG is aware, Comgás has performed and observed all other material obligations under all covenants and conditions affecting any of the Properties.

(c)	BG has not received written notice of nor is it aware of any material dispute, claims, demands, actions, notices or complaints relating to any of the Properties.

2.13           Environmental Matters

(a)	As far as BG is aware, Comgás is complying, and has materially complied with, all applicable Environmental Laws and with the terms and conditions of all Environmental Licenses.

(b)
As far as BG is aware, Comgás has not in the 24 months prior to the date of this Agreement received any notice, claim, complaint or other written communication which claims or alleges that Comgás is in material violation of or liable under any Environmental Law or Environmental License.

(c)
All material environmental and health and safety audits, assessment, reports and other reviews in possession or control of the Seller or Comgás relating to Comgás or any of Relevant Properties have been disclosed in section 1.8.4 of the Data Room.

2.14           Intellectual Property / IT

(a)
As far as BG is aware, no activities of Comgás infringe or are reasonably likely to infringe any Intellectual Property Rights owned by any third party and no claim has been made or, to BG’s knowledge, threatened in writing against any Comgás in respect of such infringement.

(b)	As far as BG is aware, no person is infringing any Intellectual Property Rights owned by Comgás.

(c)
As far as BG is aware, Comgás owns or is licensed to use all Intellectual Property Rights necessary for the operation of the business of Comgás as carried on at the date of this Agreement and such Intellectual Property Rights will not be adversely affected by reason of the Proposed Transaction.

(d)
As far as BG is aware, the Information Technology systems owned by or licensed to Comgás comprise all material computer hardware and software systems used in the operation of the business of Comgás as carried on at the date of this Agreement and such Information Technology systems will not be adversely affected by reason of the Proposed Transaction.

(e)	As far as BG is aware, Comgás is not in material breach of any material agreement relating to Information Technology.

2.15           Employment Matters

(a)	As far as BG is aware, Comgás has complied with its statutory and contractual obligations in all material respects to its employees and former employees.

(b)	Comgás does not have any undischarged liability to pay compensation for loss of office or employment or otherwise to present or former employees in excess of, in aggregate, US$10 million.

(c)
There is no term of employment for any employee of Comgás which provides that a change in control of Comgás entitles the employee to treat the change of control as amounting to a breach of his / her contract or entitling him to any payment, additional period of notice or other benefit whatsoever, or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

(d)
Since 31 December 2011, no material change has been made in the rate of the emoluments of any employee of Comgás which would increase the total aggregate remuneration payable to all employees by more than 10% (other than in accordance with past practice or any collective bargaining agreements).

(e)	Comgás is not proposing to introduce any new (i) share incentive, share option, or other share incentive arrangement, or (ii) material bonus or other incentive scheme for any employee of Comgás.

(f)
As far as BG is aware, the aggregate amount of all amounts claim.in relation to existing or threatened (in writing) applications to any employment tribunal or court or any pending appeal from any such tribunal or court, made by an employee or former employee in relation to their employment or former employment by or with Comgás, is less than US$10 million.

(g)
There is not, and during the 18 months prior to the date of this Agreement there has not been, any industrial action adversely affecting Comgás and BG is not aware of any circumstance which might give rise to industrial action against Comgás.

(h)	Comgás has not agreed or announced or provided in its accounts for any redundancies to take effect on any date after 31 December 2011.

2.16           Pensions As far as BG is aware:

(a)
Other than the Disclosed Schemes, and any mandatory social security arrangements or industry-wide plans operated under and in accordance with public law, statute or regulation, there is not in operation any agreement (formal or informal) or arrangement for the payment by Comgás of, or payment by Comgás of a contribution towards, a pension, allowance or lump sum on retirement, termination or death for the benefit of an employee, a former employee or a dependent of such a person;

(b)
in respect of the Defined Contribution Scheme, all amounts which are due and payable by Comgás have been paid and no guarantee has been given to any Employee or former employee of a particular level or amount of benefits to be provided for or in respect of him other than coverage of risk benefits as described in the Data Room;

(c)           in respect of all the Disclosed Schemes:

(i)
the Disclosed Schemes have been operated in all material respects in compliance with their terms (including the provisions set down in their governing documentation) and all applicable laws and other relevant requirements of a competent Governmental Entity;

(ii)	there are no material actions, suits or claims (other than routine claims for benefits) outstanding or so far as BG is aware, threatened in writing against the Disclosed Schemes; and

(iii)	no material plan or proposal or intention to amend or discontinue in whole or in part has been communicated to any member of the scheme by the scheme or Comgás; and

(d)	Comgás has not at any time participated in or been liable to contribute to any private pension scheme other than the Disclosed Schemes.

2.17           Insurance

(a)
All the tangible assets which are material to Comgás and which are capable of being insured (other than those where a third party is liable to insure such assets) are insured and all premiums due on such insurance Policies (the Policies) have been paid. No claim exceeding US$20 million is outstanding either by the insurer or the insured under any of the Policies.

(b)	As far as BG is aware, (i) the Policies are currently in full force and effect, and (ii) nothing has been done or omitted to be done which could make any Policy void or voidable.

2.18           Litigation.

(a)
As far as BG is aware, Comgás is not involved as a party or otherwise in any litigation, arbitration, administrative or other dispute resolution proceedings and, as far as BG is aware, no such proceedings have been threatened in writing by or against Comgás that are material to Comgás.

(b)	There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or Governmental Entity against Comgás that is material to it.

(c)
BG is not aware of any matter, fact or circumstance which is likely to give rise to any litigation, arbitration, prosecution or other legal or dispute resolution proceedings by or against Comgás that in each case are or could reasonably be expected to be material to Comgás.

2.19           Compliance.

(a)
As far as BG is aware, Comgás is conducting and has in the 6 years prior to the date of this Agreement conducted its business and corporate affairs in all material respects in accordance with (i) its memorandum and articles of association, by-laws or other equivalent constitutional documents; and (ii) all applicable laws and legally binding regulations and by-laws of its country of incorporation and any other in jurisdiction in which it carries out its business.

(b)
There has been no default by Comgás under any order, decree or judgment of any court or any Governmental Entity in its country of incorporation or any other in jurisdiction in which it carries out its business where such default is likely to have a cost of US$20 million or more.

(c)	As far as BG is aware, all registers and minute books required by law to be kept by Comgás have been properly written up and contain a record of the matters which should, by law, be recorded in them.

(d)
As far as BG is aware, all material returns and particulars, resolutions and other documents which Comgás is required by law to file with or deliver for registration in any jurisdiction have been correctly made up and duly filed and delivered.

(e)
Comgás has not been notified that any investigation, enquiry or enforcement proceedings in respect of its affairs is being or has been conducted by any Governmental Entity (excluding any ordinary course or routine investigation or enquiry where the maximum exposure of Comgás is likely to be less than US$20 million) and, as far as BG is aware, there are no circumstances which currently exist and are likely to give rise to any such investigation, enquiry or proceedings, in each case which is material to Comgás.

(f)
As far as BG is aware, there has been no material default by Comgás under any rule or order issued by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliarios CVM) and BM& FBOVESPA.

2.20           Permits.

(a)
Comgás has obtained all material licenses, permissions, consents and other approvals (together Comgás Permits) and made all material filings required for or in connection with the carrying on of its business in the places and in the manner in which its business is carried on as at the date of this Agreement.

(b)
No Comgás Permit has been breached in any material respect and, as far as BG is aware, no facts exist that are likely to, and the Proposed Transaction is not reasonably likely to, result in the revocation, suspension, cancellation or modification of any of those Comgás Permits or that might prejudice their renewal.

2.21           Public filings. As far as BG is aware, all statements of fact contained in Previous Announcements were at the date of the relevant Previous Announcement true and accurate in all material respects and did not omit to state a material fact and were not misleading in any material respect.

3. TAX

3.1           General and Compliance Matters.

(a)
As far as BG is aware, all material tax computations and returns have been made by Comgás within relevant time limits to the Federal Revenue of Brazil or other relevant taxation authority (Tax Authority) and were and remain true and accurate in all material respects, are not the subject of any material dispute and are not likely to become the subject of any material dispute with such Tax Authorities.

(b)
As far as BG is aware, Comgás has prepared, kept and preserved all records required by applicable law to be so prepared, kept and preserved and such records are complete, accurate and up-to-date in all material respects.

3.2           Investigations. As far as BG is aware, Comgás has not suffered any non-routine investigation, audit or visit by any Tax Authority in the last 3 years and neither BG nor (so far as BG is aware) Comgás is aware of any non-routine investigation, audit or visit planned for the next twelve months.

3.3           Residence. As far as BG is aware, Comgás is and always has been resident for all Tax purposes in Brazil and has and has had no permanent establishment in any other jurisdiction.

3.4           Liens. As far as BG is aware, Comgás’ assets are not subject to any lien in respect of Taxes which are the primary liability of another person.

3.5           Stamp duties and transfer taxes. As far as BG is aware, all registration, documentary or stamp taxes in respect of material documents or assets in which Comgás has a material interest have been duly paid.

4. ANTI-BRIBERY LAWS

4.1           As far as BG is aware, Comgás has not in the 6 years prior to the date of this Agreement engaged in any activity, practice or conduct which would constitute a breach of any applicable Anti-Bribery Law.

4.2           As far as BG is aware, no employee acting in his or her capacity as an employee or officer of Comgás has engaged in any activity, practice or conduct which would constitute a material breach of applicable Anti-Bribery Laws by the employee.

4.3           As far as BG is aware, since 1 July 2011 neither Comgás nor any of its directors, officers, employees or associated persons has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment or kickback to any public official, regardless of what form (i) to obtain favorable treatment for Comgás or contracts secured for Comgás, or (ii) to obtain special concessions for Comgás.

5. RELATIONSHIPS WITH THE SELLER AND BG GROUP

5.1           Neither the Seller nor any member of the BG Group owns any property or right, tangible or intangible, used by Comgás.

5.2           Save as set out in the Disclosure Letter, Comgás is not a party, directly or indirectly, to any contract, agreement or arrangement (including for the supply of any goods or services or the use by one company of the property, rights or assets of the other) with the Seller or any member of the BG Group or any of their respective directors, officers or employees or (save for contracts of employment) any officer, director or employee of Comgás.

Part B: BG Warranties

1.1           Incorporation. BG is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

1.2           Corporate authorisations. BG has obtained all corporate authorisations and (other than to the extent relevant to the Conditions or the Antitrust Approval) all other governmental, statutory, regulatory or other consents, licenses or authorisations required to empower it to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party where failure to obtain them would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

1.3           No breach of constitution or law. Entry into and performance by any member of the BG Group of this Agreement and/or any other Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents (ii) breach any contractual obligation binding on BG or (iii) (subject to fulfillment of the Conditions and, to the extent applicable, the Antitrust Approval) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) any such breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

1.4           Valid obligations. This Agreement and each Transaction Document to which it is a party constitutes or will, when executed, constitute legally valid and binding obligations on BG.

1.5           Insolvency etc. BG is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning BG and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of BG and no event has occurred to give the right to enforce such security.

1.6           Orders etc. BG is not subject to any order, judgment, direction, investigation or other proceeding by any Governmental Entity which will, or is likely to, prevent or delay the fulfillment of any of the Conditions.

Part C: BG Guarantor Warranties

1.1           Incorporation. The BG Guarantor is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

1.2           Corporate authorisations. The BG Guarantor has obtained all corporate authorisations and (other than to the extent relevant to the Conditions or the Antitrust Approval) all other governmental, statutory, regulatory or other consents, licenses or authorisations required to empower it to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party where failure to obtain them would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

1.3           No breach of constitution or law. Entry into and performance by the BG Guarantor of this Agreement and/or any other Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents (ii) breach any contractual restriction binding on the BG Guarantor or (iii) (subject to fulfillment of the Conditions and, to the extent applicable, the Antitrust Approval) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) any such breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

1.4           Valid obligations. This Agreement constitutes legally valid and binding obligations on the BG Guarantor.

1.5           Insolvency. The BG Guarantor is not insolvent .or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the BG Guarantor and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the BG Guarantor and no event has occurred to give the right to enforce such security.

1.6           Orders etc. The BG Guarantor is not subject to any order, judgment, direction, investigation or other proceeding by any Governmental Entity which will, or is likely to, prevent or delay the fulfillment of any of the Conditions.

Schedule 3

LIMITATIONS ON LIABILITY

1.             Time Limits. Subject to paragraph 15 of this Schedule 3, neither BG nor the BG Guarantor shall be liable for any Warranty Claim or Tax Claim unless it receives from the Purchaser written notice containing details of such Warranty Claim or Tax Claim including the Purchaser’s estimate (on a without prejudice basis) of the amount of the Warranty Claim or Tax Claim prior to:

(a)
in the case of a General Warranty Claim (other than a claim for breach of one or more of the Warranties in paragraph 3 of Part A in Schedule 2 to this Agreement), the date that is 21 months after the Closing Date; or

(b)	in the case of a Fundamental Warranty Claim or a Tax Claim, the date that is 6 years after the Closing Date.

2.             Thresholds for Claims. Neither BG nor the BG Guarantor shall be liable for any single General Warranty Claim or claim under the Tax Deed (other than a claim under clause 2.4 of the Tax Deed) (where single is deemed to include a series of General Warranty Claims or claims under the Tax Deed based on the same or substantially the same facts):

(a)
unless the amount of the liability pursuant to that single General Warranty Claim or claim under the Tax Deed (other than a claim under clause 2.4 of the Tax Deed) exceeds an amount equal to USD I million (in which case the Purchaser shall be able to claim for the full amount and not just the excess); and

(b)
in relation to General Warranty Claims, unless the aggregate amount of the liability of BG for all General Warranty Claims and claims under the Tax Deed (other than a claim under clause 2.4 of the Tax Deed) not excluded by sub paragraph 2(a) exceeds an amount equal to USD 20 million (in which case the Purchaser shall be able to claim for the full amount and not just the excess); and

(c)
in relation to claims under the Tax Deed (other than a claim under clause 2.4 of the Tax Deed), unless either: (i) the aggregate amount of the liability of BG for all claims under the Tax Deed (other than a claim under clause 2.4 of the Tax Deed) not excluded by sub paragraph 2(a) exceeds an amount equal to USD 10 million; or (ii) the aggregate amount of the liability of BG for all General Warranty Claims and claims under the Tax Deed (other than a claim under clause 2.4 of the Tax Deed) not excluded by sub paragraph 2(a) exceeds an amount equal to USD 20 million (where in either such case the Purchaser shall be able to claim for the full amount and not just the excess).

3.             Maximum limit for all Claims. The aggregate amount of the liability of BG and the BG Guarantor for all General Warranty Claims shall not exceed 50 per cent. of the Initial Price provided that under no circumstances shall the aggregate amount of the liability of BG and the BG Guarantor for all Claims (including claims under the Tax Deed but excluding Claims under clauses 5 (No Leakage Covenant) and/or 13 (Indemnity)) exceed 100 per cent. of the Initial Price.

4.             Claim to be withdrawn unless litigation commenced. Subject to paragraph 7 of this Schedule 3, any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 6 months after the notice is given pursuant to paragraph 1 of this Schedule 3, unless legal proceedings in respect of it have been commenced by being both issued and served. Any Claim deemed to be so withdrawn may not be re-submitted.

5.             Matters disclosed. BG shall not be liable for any General Warranty Claim for breach of the General Warranties if and to the extent that:

(a)	the fact, matter, event or circumstance giving rise to such General Warranty Claim is fairly disclosed by this Agreement, any other Transaction Document, the Data Room or the Disclosure Letter; or

(b)	all of the following apply:

(i)
the fact, matter, event or circumstance which is the subject matter of the General Warranty Claim occurs or arises after the date of this Agreement, other than as result of or in connection with a breach of clauses 5 (No Leakage Covenant) and/or 6 (Pre-Closing Undertakings);

(ii)	the existence or likely occurrence of the relevant fact, matter, event or circumstance was not known by BG at the date of this Agreement;

(iii)	such relevant fact, matter, event or circumstance is fairly disclosed in the Closing Disclosure Letter; and

(iv)
the fact, matter, event or circumstances which is the subject letter of the General Warranty Claim does not, and could not be reasonably .expected to, cause or give rise to a General Warranty Claim or series of General Warranty Claims which, when aggregated with any other General Warranty Claims caused by or arising from facts, matters, events or circumstances falling within sub-paragraphs (i) to (iii) above exceed US$40 million.

For the avoidance of doubt, any fact, matter, event or circumstance referred to in the Closing Disclosure Letter which does not fall within all of sub-paragraphs (i) to (iv) above shall be deemed for all purposes not to have been disclosed against the General Warranties and the disclosure of such fact, matter, event or circumstance shall not in any way reduce the liability of BG to the Purchaser.

6.             Matters provided for or taken into account in adjustments. BG shall not be liable for any Claim for breach of the Integral Warranties if and to the extent that a specific provision for the fact, matter, event or circumstance giving rise to the Claim is made in the Last Comgás Accounts.

7.             Contingent liabilities. If and to the extent that any Claim (other than a claim under the Tax Deed) is based upon a liability which is contingent: (i) neither BG nor the BG Guarantor shall be liable to pay unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under paragraph I of this Schedule 3 to give notice of that Claim before such time); and (ii) subject to paragraph I of this Schedule 3, the 6 month period referred to in paragraph 4 of this Schedule 3 shall only start to run in respect of such Claim once the relevant liability has ceased to be contingent.

8.             No liability for General Warranty Claims arising from acts or omissions of Purchaser.  Neither BG nor the BG Guarantor shall be liable for any General Warranty Claim to the extent that it would not have arisen but for, or has been increased as a result of, any voluntary act, omission or transaction carried out:

(a)
after Closing by the Purchaser or any member of the Purchaser Group (or its respective directors, employees or agents or successors in title) outside the ordinary and usual course of business of Comgás as at Closing; or

(b)	before Closing by any member of the BG Group, the Seller or Comgás at the written request of the Purchaser or any member of the Purchaser Group.

9.             Purchaser’s duty to mitigate. Nothing in this Schedule 3 restricts or limits any general obligation at law on the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach by BG or the BG Guarantor of the terms of this Agreement.

10.           Insured Claims. BG shall not be liable in respect of any Claim to the extent that the amount of such Claim (including all reasonable costs and expense of recovery) is actually recovered by the Purchaser, a member of the Purchaser Group or Comgás under a policy of insurance existing at the date of this Agreement (for the avoidance of doubt, it shall only be to the extent of the Purchaser Proportion of recovery under a Comgás insurance policy).

11.           Recovery from third party after payment from BG or BG Guarantor. Where either BG or the BG Guarantor has made a payment to the Purchaser in relation to any Claim and the Purchaser or any member of the Purchaser Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Claim, the Purchaser shall

(i)
promptly notify BG or the BG Guarantor (as appropriate) of the fact and provide such information as BG or the BG Guarantor (as appropriate) may reasonably require (ii) subject to the Purchaser and each member of the Purchaser Group being paid all reasonable costs and expense and indemnified to their reasonable satisfaction for any liabilities, take such reasonable steps as BG or the BG Guarantor (as appropriate) may reasonably request to enforce such right, provided that the Purchaser (or relevant member of the Purchaser Group) shall not be required to initiate any proceedings or take any action that may prejudice its bona fide commercial interests and (iii) pay to BG or the BG Guarantor (as appropriate) as soon as practicable after receipt an amount equal to (x) the amount recovered by the Purchaser from the third party, or (y) the Purchaser Proportion of the amount recovered by Comgás from the third party, in each case net of taxation and less any reasonable costs of recovery.

12.           No liability for legislation or changes in rates of tax. Neither BG nor the BG Guarantor shall be liable for any General Warranty Claim if and to the extent it is attributable to, or the amount of such General Warranty Claim is increased as a result of, any (i) legislation not in force at the date of this Agreement (ii) change of law, regulation, directive or administrative practice (iii) change in the rates of taxation (including any withdrawal of relief from taxation) in force at the date of this Agreement or (iv) change in the accounting policies or practice of the Purchaser or any member of the Purchaser Group (including, after Closing, Comgás).

13.           No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity in respect of any Claim (a Relevant Claim) to the extent that the Purchaser has already recovered damages or obtained payment, reimbursement, restitution or indemnity pursuant to any other Claim in respect of the same liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances giving rise to the Relevant Claim.

14.           Punitive damages. Neither the Purchaser nor any member of the Purchaser Group shall be entitled to claim for any punitive damages.

15.           BG and BG Guarantor to have opportunity to remedy breaches. If a breach of the Integral Warranties (other than (i) Fundamental Warranties and (ii) Integral Warranties that are repeated immediately prior to Closing) is capable of remedy, the Purchaser shall only be entitled to compensation if BG or the BG Guarantor (as appropriate) has not remedied the breach within 30 days after notice in respect of such breach is served on BG or the BG Guarantor (as appropriate). Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that any relevant member of the Purchaser Group shall) provide, at BG’s cost, reasonable assistance to BG or the BG Guarantor (as appropriate) to remedy any such breach.

SCHEDULE 4

PURCHASER WARRANTIES AND PURCHASER GUARANTOR WARRANTIES

Part A: Purchaser Warranties

1.           The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.           The Purchaser has obtained all corporate authorisations and (other than to the extent relevant to the Conditions or the Antitrust Approval) all other governmental, statutory, regulatory or other consents, licenses and authorisations required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is a party where failure to obtain them would materially and adversely affect its ability to enter into and perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

3.           Entry into and performance by each member of the Purchaser Group of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents (ii) any contractual restriction binding on the Purchaser or (iii) (subject to fulfillment of the Conditions and, to the extent applicable, the Antitrust Approval) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) any such breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

4.           This Agreement and each Transaction Document which it is a party constitutes or will, when executed, constitute legally valid and binding obligations on the Purchaser.

5.           The Purchaser is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Purchaser and no event has occurred to give the right to enforce such security.

6.           The Purchaser is not subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or are likely to, prevent or delay the fulfillment of any of the Conditions.

7.           The Purchaser has available cash or available loan facilities which will provide in immediately available funds the necessary cash resources to pay, in accordance with this Agreement, the Price and, in the case of loan facilities, the Purchaser reasonably considers that it will be able to satisfy all conditions of drawdown to such loan facilities at or prior to Closing.

8.           The Purchaser Deal Team is not aware of a General Warranty Claim that could be successfully made by the Purchaser immediately following, and in any event on the same day as, execution of this Agreement.

Part B : Purchaser Guarantor Warranties

1.1           The Purchaser Guarantor is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

1.2           The Purchaser Guarantor has obtained all corporate authorisations and (other than to the extent relevant to the Conditions or the Antitrust Approval) all other governmental, statutory, regulatory or other consents, licenses or authorisations required to empower it to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party where failure to obtain them would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

1.3           Entry into and performance by the Purchaser Guarantor of this Agreement and/or any other Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents (ii) breach any contractual restriction binding on the Purchaser Guarantor or (iii) (subject to fulfillment of the Conditions and, to the extent applicable, the Antitrust Approval) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) any such breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

1.4           This Agreement constitutes legally valid and binding obligations on the Purchaser Guarantor.

1.5           The Purchaser Guarantor is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser Guarantor and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Purchaser Guarantor and no event has occurred to give the right to enforce such security.

1.6           The Purchaser Guarantor is not subject to any order, judgment, direction, investigation or other proceeding by any Governmental Entity which will, or is likely to, prevent or delay the fulfillment of any of the Conditions.

SCHEDULE 5

CLOSING ARRANGEMENTS

Part A: BG Obligations

1.           At Closing, BG shall execute any and all documents required by the depositary agent of the BG Shares in order to formalise the transfer of the BG Shares from BG to the Purchaser.

2.           At Closing, BG shall procure that the Seller shall:

(a)	duly execute any and all documents required by the depositary agent of the Shares in order to formalise the transfer of the Shares from the Seller to the Purchaser; and

(b)	communicate to Comgás any information necessary to comply with applicable securities regulations.

3.           At Closing, BG shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)
a letter of resignation in the Agreed Form from each director of Comgás appointed by BG (as may be notified by the Purchaser not later than the Unconditional Date) resigning from his office as a member of the board with effect from the transfer of the Shares and acknowledging that he has no claims against the relevant company;

(b)
minutes of a meeting of board of directors of Comgás nominating, ad referendum of the shareholders of Comgás, the directors as informed by the Purchaser to BG prior to or on the Unconditional Date and acknowledging the resignation from the Comgás board of the directors appointed by BG as per clause 6.7;

(c)
a copy (certified by a duly appointed officer as true and correct) of a resolution of the board and/or supervisory board (as necessary to provide valid authorization) of directors of the Seller (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorizing the execution of and the performance by it of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(d)
a copy (certified by a duly appointed officer as true and correct) of a resolution of the board and/or supervisory board (as necessary to provide valid authorization) of directors of BG (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorizing the execution of and the performance by it of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(e)
a copy (certified by a duly appointed officer as true and correct) of a resolution of the board of directors of the BG Guarantor authorizing the execution of and the performance by it of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(f)           a duly executed Tax Deed;

(g)	an agreement in the Agreed Form duly executed by Comgás and BG International Services AB terminating the Commercial Services Agreement; and

(h)
an updated statement of the shareholders’ register of Comgás issued by the depositary agent of the Shares and the BG Shares reflecting the transfer of the Shares and the BG Shares from the Seller to the Purchaser.

Part B: Purchaser Obligations

1.           At Closing, the Purchaser shall:

(a)	duly execute any and all documents required by the depositary agent of the Shares in order to formalise the transfer of the Shares from the Seller to the Purchaser;

(b)	duly execute any and all documents required by the depositary agent of the BG Shares in order to formalise the transfer of the BG Shares from BG to the Purchaser;

(c)
deliver (or ensure that there is delivered to BG) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board and/or supervisory board (as necessary to provide valid authorization) of directors of each of the Purchaser and the Purchaser Guarantor (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorizing the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(d)	deliver (or ensure that there is delivered to the BG) a duly executed Tax Deed;

(e)
deliver (or ensure that there is delivered to BG) a copy (certified by a duly appointed officer as true and correct) of a duly-executed deed of adherence in the Agreed Form to the Concession Agreement;

(f)	subject to clause 2.4, pay the Dollar Price Equivalent to the Seller in full discharge and satisfaction of the Purchaser’s obligation to pay the Price at Closing; and

(g)
subject to clause 2.4, pay the US dollar equivalent of R$2,362.50 to BG for the BG Shares (the BG Shares Dollar Price Equivalent), applying the PTAX Ask Rate published by BACEN on the second Business Day prior to the Closing Date, in full discharge and satisfaction of the Purchaser’s obligation to pay the consideration for the BG Shares at Closing.

Part C: General

1.           If any document listed in this Schedule 5 is required to be notarized, legalised, apostilled and/or accompanied by an authority statement, the relevant parties shall execute such document at a location in Brazil notified by BG to the Purchaser at least 2 Business Days before Closing where a notary with the required qualification will be present.

2.           All documents and items delivered at Closing pursuant to this Schedule 5 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be executed and/or delivered at Closing (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(b)
receipt of an electronic funds transfer to such bank account as the Seller (in the case of the Dollar Price Equivalent) and BG (in the case of the BG Shares Dollar Price Equivalent) may nominate for the purpose at least 5 Business Days prior to Closing in immediately available funds of the

Dollar Price Equivalent and the BG Shares Dollar Price Equivalent (in each case subject to the withholding made in accordance with clause 2.4),

the documents and items delivered in accordance with this Schedule 5 shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

SCHEDULE 6

RESTRICTED ACTIONS

1.           BG shall procure that Comgás shall not prior to Closing:

(a)	declare, make, or pay (i) any non-cash dividend; or (ii) any other non-cash distribution; or (iii) any cash dividend or distribution;

(b)	enter into or settle any litigation which is material to Comgás;

(c)
fail to comply with, and perform its obligations under all material contracts, all applicable laws, and all permits held by Comgás, except in each case where failure to comply or perform would not, individually or in the aggregate, be reasonably likely to result in a potential liability to Comgás of in excess of USD 20 million;

(d)	amend the Comgás Articles;

(e)	undertake any merger, consolidation, similar amalgamation or other corporate restructuring of Comgás;

(f)	dissolve, liquidate or otherwise wind-up Comgás;

(g)
issue any new or additional shares or other securities convertible into ·equity, debentures or loan stock, options to subscribe for or acquire the same, the creation of any new class of shares or modification of the rights of any class of shares, the modification of the equity capital structure of Comgás or the incorporation or capitalization of any subsidiary of Comgás;

(h)
establish or modify any dividend and/or capital policies of Comgás or take any decision for the approval or ratification of dividend distributions (beyond dividends or distributions contemplated in the Business and Financing Plan) or capital retentions;

(i)	make any decision by Comgás not to apply for a renewal of its Concession Contract upon its expiry;

(j)	enter into any joint venture or partnership involving Comgás;

(k)	grant any guarantee or indemnity or allow Comgás to become surety for any third party (other than in the ordinary course of business of Comgás);

(1)	execute, renew, terminate or materially amend or modify any transaction or agreement or series of related transactions or agreements by Comgás with BG or Shell or an Affiliate of BG or Shell;

(m)	revise the terms of the Concession Contract upon its renewal; or

(n)
approve the annual budget and any deviations thereof greater than the equivalent in Reais of US$10 million or 10% of any budgeted item (provided such deviation is at least the equivalent in Reais of US$10 million); or

(o)	agree, conditionally or otherwise, to do any of the foregoing.

2.           BG shall procure that Comgás shall not prior to Closing without the consent of the Purchaser (such consent not to unreasonably withheld or delayed):

(a)	approve the financial statements of Comgás for the previous financial year;

(b)	approve the capital expenditure budget of Comgás for the current year;

(c)	undertake any material action or undertaking of any business by Comgás outside the regular course of business of Comgás;

(d)	appoint or remove the independent auditors of Comgás;

(e)	change the responsibilities of any of the officers of Comgás from those stated (if any) in the Comgás Articles;

(f)	create any committee of the Comgás board of directors;

(g)	other than the current Business and Financing Plan, approve any business plans, financing plans and any longer term strategic plans, including any revisions thereto;

(h)	enter into any gas purchase agreements in excess in total value of the equivalent in Reais equivalent of US$150 million;

(i)
undertake or enter into any acquisition or series of related acquisitions by_ Comgás of another business or material part thereof or an interest in another company involving consideration with a value in excess of the equivalent in Reais to US$10 million;

(j)
adopt or amend the business and health, safety and environmental principles by the Comgás board of directors or adopt or ratify a detailed health, safety and environment, procurement, accounting and business control procedures by the Comgás internal audit or HSE committees;

(k)	undertake or enter into any sale or other transfer (or series of related sales or transfers) of assets by Comgás with a value in excess of the US$10 million;

(l)
acquire, construct or lease items of tangible or intangible property exceeding an estimated expenditure of the equivalent in Reais of US$10 million in any single transaction or series of related transactions that (a) are not approved as part of the annual budget and (b) are unable to be re-allocated from expenditure approved under the latest approved annual budget; or

(m)	enter into any loan with a term of more than 1 year.

SCHEDULE 7

DEFINITIONS AND INTERPRETATION

1.           Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Accounts Date means 31 December;

Affiliate means, in relation to any party, any subsidiary undertaking or parent undertaking of that party and any subsidiary undertaking of any such parent undertaking, in each case from time to time, provided however that;

(a)	neither the Seller or Comgás shall be treated as an Affiliate of BG or the BG Guarantor, before or after Closing; and

(b)	Comgás shall be an Affiliate of the Purchaser with effect from Closing;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of BG and the Purchaser (in each case with such amendments as ·may be agreed in writing by or on behalf of BG and the Purchaser);

Announcements means the announcements in the Agreed Form to be released by the Purchaser and BG or their Affiliates immediately after the execution of this Agreement and (subject to any amendments agreed by BG and the Purchaser acting reasonably) immediately after Closing;

Antitrust Approval has the meaning given in clause 4.1;

Antitrust Filing means the filing in the Agreed Form to obtain Brazilian antitrust approval for the Proposed Transaction;

Anti-Bribery Laws means (i) the US Foreign Corrupt Practices Act of 1977; (ii) the UK Bribery Act 2010; (iii) Brazilian Law No. 9.613/98, Brazilian Law No. 8.429/92 and the bribery- and corruption-related provisions from the Brazilian Penal Code; and (iv) any other statute, law, rule, regulation, convention (including the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions) or other legally binding measure of any jurisdiction that relates to bribery or corruption (in the case of each of (i) to (iv), as amended, re-enacted or replaced from time to time and the rules and regulations issued thereunder);

ARSESP means the Agencia Reguladora de Saneamento e Energia do Estado de São Paulo, the São Paulo State Sanitation and Power Utility Commission Licensed Public Services Regulatory Agency, or any competent regulatory agency or governmental authority that becomes its successor;

BG Awareness Team has the meaning given to that term in paragraph 2(h) of Schedule 7;

BG Deal Team means Ben Milner, Howard Landes, Ali ElHage Filho, Roberto Schloesser, Luis Domenech, Nelson Silva, Leonardo Lerner and Roberto Lage;

BG Group means BG and its Affiliates from time to time but excludes the Seller and Comgás;

BG Guarantor Warranties means the warranties given by the BG Guarantor pursuant to clause 8 and set out in Part C of Schedule 2;

BG Obligation means any representation, warranty, indemnity or undertaking to pay given by BG to the Purchaser or the Purchaser Guarantor under this Agreement;

BG Shares means the 50 voting shares issued by Comgás and registered in the name of BG;

BG Shares Dollar Price Equivalent has the meaning given in paragraph I (g) of Part B of Schedule 5;

BG Tax Team means Graham Hall, Simon Bishop and Marcello Torres;

BG Warranties means the warranties given by BG pursuant to clause 8 and set out in Part B of Schedule 2; 1

Brazil means the Federative Republic of Brazil;

Business and Financing Plan means the plan set out in section 4.1 of the Data Room;

Business Day means a day other than a Saturday or Sunday or public holiday in England, Brazil, the United States of America and The Netherlands on which banks are open London, São Paulo, New York and Amsterdam for general commercial business;

CADE means the Conselho Administrativo de Defesa Económica, the administrative antitrust court in Brazil, or any competent regulatory agency or governmental authority that becomes its successor;

Capital Contribution Amount means the aggregate amount (if any) contributed by the Seller to the capital of Comgás in the period from (and including) the date of this Agreement to (and including) Closing;

CDI means the average rate of interbank deposits in Brazil known as Taxa Dl–operações extra grupo, expressed as an annual percentage and based on a 252-day year, as published daily by CETIP SA.–Mercados Organizados;

Claim means any claim under or for breach of this Agreement or a claim under the Tax Deed;

Closing means completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 7.1;

Closing Disclosure Letter means the letter from BG to the Purchaser executed and delivered immediately before Closing;

Comgás means Companhia de Gás de São Paulo, a corporation organised and existing according to the laws of Brazil, with its principal place of business at Rua das Olimpíadas, 205, 10th floor, São Paulo-SP, Brazil;

Comgás Accounts means, in relation to any financial year of Comgás, the audited balance sheet of Comgás and the audited profit and loss account of Comgás, in each case as at and for the period ended on the Accounts Date in respect of that financial year, as set out in the Data Room together with any notes, reports, statements or documents included in or annexed or attached to them;

Comgás Articles means the by-laws of Comgás (as amended from time to time);

Comgás Shareholders’ Agreement means the shareholders’ agreement dated 26 April 2007 between BG, Shell, the Seller and Comgás;

Commercial Services Agreement means the commercial services agreement dated 1 November 2000 between Comgás and BG International Services AB;

Concession Agreement means the agreement dated 31 May 1999 between the ARSESP, Comgás, BG Investments B.V. and Shell Gas B.V. (as amended from time to time);

Conditions means the conditions to Closing set out in clause 3.1, and Condition means any of them;

Confidential Information has the meaning given in clause 21.1;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

CVM Administrative Matters means:

(a)
the ongoing administrative proceeding (Processo Administrativo Sancianador) number RJ 2011/7923 issued by the Comissão de Valores Mobiliários against Integral (including any appeals) (the CVM Proceedings);

(b)           any administrative proceedings relating to the CVM Proceedings;

(c)
any claims in relation to the matters, facts, circumstances or events the subject of the CVM Proceedings, including the “Redemption Mechanism” (as defined in the document set out in section 3.1 of the Data Room); and

(d)	any vicarious liability of Comgás for the actions or inactions of any directors, officers or employees of Comgás in relation to any of the above;

Data Room means the electronic data room comprising the documents and other information relating to the Proposed Transaction made available by BG as at 11 a.m. (UK) on 28 May 2012 as listed on the data room index in the Agreed Form attached to the Disclosure Letter;

Deed of Waiver and Amendment means the agreement between the Seller, BG, Shell, the Purchaser and Comgás executed on the date of this Agreement pursuant to which, amongst other things, Shell provides its consent to the Proposed Transaction and agrees to amend the Comgás Shareholders’ Agreement;

Default Interest means interest at CDI plus 2 per cent;

Defined Contribution Scheme means the Comgás Pension Plan, a description of which is set out in the Data Room;

Disclosure Letter means the letter from BG to the Purchaser executed and delivered immediately before the signing of this Agreement;

Disclosed Schemes means the Defined Contribution Scheme, the Comgás Retiree Medical Plan, the Comgás Lifetime Disabled Assistance Plan and the Comgás Lifetime Medical Assistance Plan, descriptions of which are set out in the Data Room;

Dividend Amount means the aggregate amount (if any) paid by Comgás to the Seller in the period from (and including) 31 December 2011 to (and including) Closing for any dividends or distributions (whether in cash or in kind) declared, paid or made by Comgás or any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by Comgás;

Dollar Price Equivalent has the meaning given in clause 2.3;

Environment means all or any part of the following media (alone or in combination): air (including the air within the buildings and the air within other natural or man-made structures whether above or below ground); water (including sea, water under or within land or in drains sewers and coastal and inland waters); land (including land under water);

Environmental Laws means all laws, statutes, subordinate legislation, common law, civil codes, criminal codes, bylaws, regulations, judgments, decisions, orders and codes of practice, in each case concerning Environmental Matters and to the extent in force and binding from time to time;

Environmental Licenses means any permit, license, authorization, consent or other approval, or any notification, registration or waiver, required for the carrying on of the business of Comgás from time to time, or in relation to any Relevant Property from time to time, under or in relation to any Environmental Laws;

Environmental Matters means the pollution, contamination, remediation, restoration or protection of the Environment, or worker health and safety;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into Reais on such date as published in the London edition of the Financial Times first published thereafter;

Full Title Guarantee means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous) Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

Fundamental Warranties means (i) the BG Warranties, (ii) the BG Guarantor Warranties and (iii) the Integral Warranties in paragraphs 1 (Authorisations, valid obligations, filings and consent), 2.1 (Valid incorporation), 2.2 (Insolvency), 2.4(a) (Shareholders’ agreements), 2.5(a), (b), (c) and (d) (Shares), 2.6(b) (Corporate information), and 2.9(c) and (e) (Indebtedness and Guarantees);

Fundamental Warranty Claim means a claim for breach of one or more of the Fundamental Warranties under this Agreement;

Gas Supply Agreements means:

(a)
the agreement executed between Petroleo Brasileiro S.A. (Petrobras) and Comgás on 18 December 2007, providing the general terms of all gas supply arrangements with Petrobras except for the arrangement at (b) below;

(b)	the agreement executed between Petrobras and Comgás on 29 October 1996, as amended, known as the ‘TCQ’ arrangement;

(c)	the agreement executed between Petrobras and Comgás on 18 December 2007, as amended, known as the ‘Firme’ arrangement;

(d)	the agreement executed between, Petrobras and Comgás on 18 December 2007, known as the ‘Firme Flexivel’ arrangement;

(e)	the agreement executed between Gas Brasiliano Distribuidora S.A and Comgás on 2 July 2007, known as the ‘Tarnbau’ arrangement;

(f)	the agreement executed between Petrobras and Comgás on 19 March 2012, known as the ‘Leilão’ arrangement;

(g)	the agreement executed between Petrobras and Comgás on 21 January 2006, known as the ‘Corn’ arrangement;

(h)	the agreement executed between Piratininga, Petrobras and Comgás on 14 July 2005, as amended, known as the ‘Corn’ arrangement; and.

(i)	the agreement executed between, Petrobras and Comgás on 29 March 2012, known as the ‘Curtissimo Prazo’ arrangement;

General Warranties means the Integral Warranties (other than the Fundamental Warranties);

General Warranty Claim means a claim for breach of one or more of the General Warranties under this Agreement;

Governmental Entity means any supra national, national, state, municipal or local government (including any subdivision, court, tribunal, arbitral body, administrative, trade or regulatory agency or commission or other authority thereof) or any quasi governmental or other body exercising or supervising any regulatory, antitrust, banking, foreign investment, exchange control, merger control, oil & gas, taxing, importing or other governmental or quasi governmental authority including, including the ARSESP;

Initial Price means R$3,400,000,000;

Information Technology means all material computer systems (including software and hardware) owned by or licensed to Comgás;

Integral Shareholders’ Agreement means the shareholders’ agreement dated 26 April 2007 between BG, Shell and the Seller;

Integral Warranties means the warranties given by BG pursuant to clause 8 and set out in Part A of Schedule 2;

Intellectual Property Rights means:

(a)	copyright, patents, goodwill, know-how, trade secrets, data base rights, trade marks, trade names, business names, domain names, logos, get-up and designs (whether registered or unregistered);

(b)
applications for registration (including all corresponding foreign counterpart applications, re-issues, re-examinations, divisionals, continuations (including part and extensions thereof)) and the right to apply for registration for any of the same; and

(c)	all other intellectual property rights and equivalent or similar forms of protection, howsoever described, existing anywhere in the world;

Key Counterparty means any Governmental Entity or Petrobras;

Last Comgás Accounts means the Comgás Accounts in respect of its financial year ended 31 December 2011;

Leakage means:

(a)	any non-cash dividend or distribution declared, paid, made or agreed or required to be made by Comgás to the Seller;

(b)	the issue or sale of any securities of Comgás to the Seller or BG or any of its Affiliates;

(c)	any assets transferred to the Seller or BG or any or) my of its Affiliates by Comgás at below market value, including any agreement or other obligation to take any such action;

(d)
any liabilities assumed, indemnified or incurred for or to the benefit of the Seller or BG or any or any of its Affiliates by Comgás, including any agreement or other obligation to take any such action (excluding for the avoidance of doubt under any Transaction Document entered into at Closing);

(e)	any fees, bonuses or expenses connected to the Proposed Transaction to the extent paid, payable, assumed, indemnified or incurred by Comgás;

(f)
any payments made, or agreed to be made by Comgás to the Seller or BG or any of its Affiliates in respect of the issue, redemption, repurchase, repayment or acquisition of any share capital or other securities of Comgás, or any other return of capital to the Seller by Comgás;

(g)
the waiver or agreement to waive by Comgás of (i) any amount owed to Comgás by the Seller or BG or by any of its Affiliates, or (ii) any claims by Comgás in respect of any agreement or arrangement with the Seller or BG or any of its Affiliates;

(h)
the entry into by Comgás of any transactions outside the ordinary course of business for the benefit of the Seller or BG or any or any of its Affiliates (excluding for the avoidance of doubt under any Transaction Document entered into at Closing); and

(i)	the payment or agreement to pay by Comgás of any third party fees, third party costs or Tax arising as a result of those matters set out in subsections (a) to (h) above,

provided that (i) any Leakage to the Seller shall be deemed to be only the Shareholder Proportion of such Leakage and (ii) any Leakage to the Seller shall not also constitute Leakage to BG or any of its Affiliates and any Leakage to BG or any of its Affiliates shall not also constitute Leakage to the Seller;

Locked Box Date means 31 December 2011;

Longstop Date means the date that is 180 days after the date of this Agreement;

Material Adverse Change means:

(a)	any material breach of any of the Fundamental Warranties when deemed to be repeated immediately prior to Closing;

(b)	the revocation or termination of the Concession Agreement; or

(c)	any event or events which:

(i)           first occurred after the date of this Agreement; and

(ii)           has or have caused either:

(A)
a reduction in the value of Comgás’ net assets in excess of US$400 million provided that (x) no profits of Comgás earned or accrued in the period after the date of this Agreement shall be taken into account in determining net assets and (y) no account shall be taken of any loss, damage, costs or liability arising from the event or events to the extent that it has been remedied immediately prior to Closing; or

(B)
a reduction in the market value of Comgás in excess of US$400 million (provided that for the purposes of determining market value of Comgás, no account shall be taken of public market prices of Comgás securities); and

(iii)           is (or are) not and was (or were) not caused by:

(A)	changes in interest rates, exchange rates or securities or commodity prices or in economic, financial, market or political conditions generally;

(B)
changes in conditions generally affecting the natural gas distribution industry generally, except to the extent such change, effect, event, occurrence or state of facts disproportionately affects the São Paulo State or Comgás;

(C)	changes in laws, regulations or accounting practices, except to the extent such change, effect, event, occurrence or state of facts disproportionately affects Comgás;

(D)	any transaction contemplated by any of the Transaction Documents or any change in control resulting from any such transaction;

(E)	any act or omission of any member of the Purchaser Group; or

(F)	any act or omission of any member of the BG Group or the Seller or Comgás at the prior written request or with the prior written consent of the Purchaser; and

(iv)           is or were not the subject of the indemnity under clause 13 (Indemnity);

Permitted Leakage means:

(a)
any payments made by Comgás to BG or any of its Affiliates on arm’s length terms in the ordinary course of trading (including, for the avoidance of doubt, any payments (not exceeding R$600,000) in aggregate made pursuant to the Commercial Services Agreement or the aggregate annual maintenance fees of US$834,000 owed in respect of the SAP Licenses);

(b)	any payments made by Comgás in January 2012 in respect of the R$5.3 million interest on equity owed to its shareholders from the financial year ended 31 December 2011; and

(c)	any dividends comprised in the Dividend Amounts,

provided that any Permitted Leakage to the Seller shall be deemed ,to be only the Shareholder Proportion of such Permitted Leakage;

Pre-emptive Right Agreement means the agreement between BG and Shell Brazil Holding B.V. dated 30 October 2006 pursuant to which Shell Brazil Holding B.V. granted BG a right of pre-emption over 7,594,007 ordinary shares in Comgás held directly by Shell Brazil Holding B.V.;

Preliminary Meeting has the meaning given in the Comgás Shareholders’ Agreement;

Price has the meaning given in clause 2.1;

Previous Announcements means the following announcements made for the purposes of compliance with Brazilian securities regulations regarding disclosure only in the 18 months prior to the date of this Agreement:

(a)	Fato Relevante relating to European Investment Bank second tranche financing, dated 25 November 2010;

(b)	Comunicado relating to studies in connection with a potential migration to Novo Mercado, dated 19 October 2011;

(c)	Fato Relevante relating to the conclusion of the studies in connection with the potential migration to Novo Mercado, dated 2 December 2011;

(d)	Fato Relevante relating to the second tranche of commercial promissory notes, dated 15 February 2012; and

(e)	Fato Relevante relating to information provided by the controlling shareholder about discussions of a potential sale of shares to the Purchaser, dated 12 April 2012;

Properties means the properties set out in section 11.1 of the Data Room;

Proposed Transaction means the transaction contemplated by the Transaction Documents;

Purchaser Condition has the meaning given in clause 3.1;

Purchaser Deal Team means Ricardo Lewin, Maria Rita Drummond and Marcelo Eduardo Martins;

Purchaser Group means the Purchaser and its Affiliates from time to time and shall include Comgás with effect from Closing;

Purchaser Guarantor Warranties means the warranties given by the Purchaser Guarantor pursuant to clause 9 and set out in Part A of Schedule 4;

Purchaser Obligation means any representation, warranty, indemnity or undertaking to pay given by the Purchaser to BG (on its own account or on behalf of the Seller) under this Agreement;

Purchaser Proportion means the proportion of equity interests in Comgás held by the Purchaser at the relevant time as a percentage of the total equity interests in Comgás (and for the purposes of paragraphs 10 and 11 of Schedule 3, the relevant time shall be the date of the recovery referred to in those paragraphs);

Purchaser’s Bank Account means the Purchaser’s bank account notified to BG in writing at least 10 Business Days prior to Closing (and/or such other account(s) as BG and the Purchaser may agree in writing);

Purchaser Warranties means the warranties given by Purchaser pursuant to clause 9 and set out in Part B of Schedule 4;

Relevant Property means the Properties and any premises·now or previously owned, leased, used, occupied or controlled by Comgás;

Relief has the meaning given in the Tax Deed;

Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates;

Restricted Actions means the matters listed in Schedule 6;

SAP Licenses means certain IT software licensed by SAP (UK) Limited to the BG Guarantor under the following orders, which the BG Guarantor subsequently assigned to Comgás in return for the payment of an annual maintenance fee:

(a)	Order 10184770 for 176 Professional, 26 Limited Professional and 202 iTutor licenses;

(b)	Order 10298200 for 21 Professional and 21 Limited Professional licenses; and

(c)	Order 10334710 for 10 mobile licenses;

Senior Employees means any employee of Comgás whose total remuneration in the 12 months prior to the date of this Agreement exceeded USD 1 million;

Shares means 68,308,884 voting shares and 3,649,056 preferred shares issued by Comgás and registered in the name of the Seller;

Shell means Shell Gas B.V., a corporation organised and existing according to the laws of The Netherlands, with its principal place of business at 30, Carel van Bylandtlaan, The Hague, The Netherlands;

Shareholder Proportion means the proportion of equity interests in the Seller held by BG as at the date of this Agreement as a percentage of the total equity interests in the Seller, being 83.5074 per cent.;

Surviving Provisions means clauses 3.6, 3.7 (Conditions), 10 (BG Guarantor Guarantee), II (Purchaser Guarantor Guarantee), 19 (Payments), 20 (Announcements), 21 (Confidentiality), 22 (Assignment), 24 (Costs), 25 (Notices), 26 (Whole Agreement), 27 (Waivers, Rights and Remedies), 28 (Counterparts), 29 (Variations), 30 (Invalidity), 31 (Third Party Enforcement Rights), 32 (Governing Law and Arbitration) and Schedule 7 (Definitions and Interpretation);

Tax has the meaning given in the Tax Deed;

Tax Claim means a claim for breach of one or more of the Warranties in paragraph 3 of Part A in Schedule 2 to this Agreement or a claim under the Tax Deed;

Tax Deed means the tax deed of indemnity in the Agreed Form;

Third Party Claim has the meaning given in clause 12.1;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Transaction Documents means this Agreement, any and all documents required by the depositary agent of the Shares in order to formalise the transfer of the Shares from the Seller to the Purchaser, the Disclosure Letter, the Closing Disclosure Letter, the Deed of Waiver and Amendment and any other documents in Agreed Form;

Unconditional Date has the meaning given in clause 3.8;

VAT means value added tax and any other sales or turnover tax;

Warranty Claim means a Fundamental Warranty Claim or a General Warranty Claim, as the context requires; and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)
references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)
references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	the expressions parent undertaking and subsidiary undertaking shall have the meaning given in sections 1162 and 1161 of the Companies Act 2006;

(e)
the parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event that a question of interpretation arises (including as to the intention of the parties), no presumption or burden of proof shall arise in favor or against any party based on the authorship of any provisions;

(f)	references to Reais or R$ are references. to the lawful currency from time to time of Brazil;

(g)	references to US$ or US dollars are references to the lawful currency from time to time of the United States of America;

(h)
any statement in this Agreement qualified by the expression as far as BG is aware or to the best of the BG’s knowledge or to the knowledge of BG or any similar expression shall be deemed only to be made on the basis of the actual knowledge of BG at the date of this Agreement or immediately prior ,to Closing (as applicable) provided that a matter shall be deemed to be within the actual awareness and knowledge of BG if it:

(i)
is within the knowledge, information or belief of (A) any director of BG, (B) any BG-appointed director of the Seller or (C) any member of the BG Deal Team (or any persons occupying the equivalent positions of members of the BG Deal Team between the date of this Agreement and Closing) or (D) in relation only to the Tax Warranties, the BG Tax Team (or any persons occupying the equivalent positions of members of the BG Tax Team between the date of this Agreement and Closing) (the persons referred to in (A) to (D) together the BG Awareness Team); and

(ii)
without prejudice to sub-paragraph (i) above, in relation to the Integral Warranties deemed to be repeated immediately prior to Closing, would have been within the knowledge, information or belief of members of the BG Awareness Team if they had made substantially similar preparations and enquiries to those made by the BG Awareness Team prior to signing;

(i)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(j)           the word “or” is not exclusive.

3.           Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller, BG, the BG Guarantor or the Purchaser under this Agreement.

4.           Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

5.           Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:

SIGNED for and on behalf of INTEGRAL INVESTMENTS B.V.	)	SIGNATURE:	/s/ Ben Miller
)
)
	)	NAME:	Ben Miller

SIGNED for and on behalf of BG GAS SÃO PAULO INVESTMENTS B.V.	)	SIGNATURE:	/s/ Ben Miller
)
)
	)	NAME:	Ben Miller

SIGNED for and on behalf of BG ENERGY HOLDINGS LIMITED	)	SIGNATURE:	/s/ Ben Miller
)
)
	)	NAME:	Ben Miller

SIGNED for and on behalf of PROVENCE PARTICIPAÇÕES S.A.	)	SIGNATURE:	/s/Marcos H. Lutz
	)	NAME:	Marcos H. Lutz
	)	SIGNATURE:	/s/ Marcelo S.S. Portela
	)	NAME:	Marcelo S.S. Portela

SIGNED for and on behalf of COSAN S.A. INDÚSTRIA E COMÉRCIO	)	SIGNATURE:	/s/Marcos H. Lutz
	)	NAME:	Marcos H. Lutz
	)	SIGNATURE:	/s/ Marcelo S.S. Portela
	)	NAME:	Marcelo S.S. Portela